                           OFFER TO PURCHASE FOR CASH

                    UP TO 80,916,766 SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)

                                       OF

                           MORTON INTERNATIONAL, INC.
                                       AT

                             $37.125 NET PER SHARE
                                       BY

                            MORTON ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF

                             ROHM AND HAAS COMPANY

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, MARCH 5, 1999, UNLESS THE OFFER IS EXTENDED.

                            ------------------------

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES (AS DEFINED HEREIN) WHICH, TOGETHER WITH ANY SHARES OWNED BY ROHM AND HAAS COMPANY ("PARENT") OR MORTON ACQUISITION CORP. (FORMERLY KNOWN AS GERSHWIN ACQUISITION CORP.) ("PURCHASER"), CONSTITUTES AT LEAST A MAJORITY OF THE VOTING POWER (DETERMINED ON A FULLY-DILUTED BASIS) OF ALL THE SECURITIES OF MORTON INTERNATIONAL, INC. (THE "COMPANY") ENTITLED TO VOTE GENERALLY IN THE ELECTION OF DIRECTORS OR ON A MERGER, (2) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, HAVING EXPIRED OR BEEN TERMINATED AND (3) NOTIFICATION OF AND APPROVAL BY THE EUROPEAN COMMISSION UNDER EU COUNCIL REGULATION 4064/89, AS AMENDED, HAVING BEEN OBTAINED. THE OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE SECTIONS 1 AND 15.
                            ------------------------
    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER (AS DEFINED HEREIN) ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS SHAREHOLDERS AND RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES (AS DEFINED HEREIN) PURSUANT TO THE OFFER.
                            ------------------------
                                   IMPORTANT
    Any shareholder desiring to tender all or any portion of such shareholder's Shares (and the associated preferred share purchase rights of the Company) should either (i) complete and sign the enclosed Letter of Transmittal (or a facsimile thereof) in accordance with the Instructions in the Letter of Transmittal, have such shareholder's signature thereon guaranteed (if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a facsimile thereof) and any other required documents to the Depositary (as defined herein) and, unless Shares are held in book-entry form through the Company's Shareholder Services Program, either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or such facsimile (the "SSP")) or, in the case of a book-entry transfer effected pursuant to the procedures described in Section 3 of this Offer to Purchase, deliver an Agent's Message (as defined herein) and deliver such Shares pursuant to the procedure for book-entry transfer set forth in
Section 3 of this Offer to Purchase or (ii) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Any shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee to tender such Shares.

    Any shareholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available (other than Shares held in book-entry form through the SSP), or who cannot comply with the procedures for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedures for guaranteed delivery set forth in
Section 3 of this Offer to Purchase.

    Questions and requests for assistance may be directed to the Information Agent (as defined herein) or the Dealer Manager (as defined herein) at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent or the Dealer Manager, or to brokers, dealers, commercial banks or trust companies.
                            ------------------------
                      The Dealer Manager for the Offer is:
                        WASSERSTEIN PERELLA & CO., INC.
February 5, 1999

                               TABLE OF CONTENTS

                                                                   PAGE
INTRODUCTION.....................................................    1
THE OFFER........................................................    4
 1.  Terms of the Offer; Proration...............................    4
 2.  Acceptance for Payment and Payment..........................    6
 3.  Procedures for Tendering Shares.............................    7
 4.  Withdrawal Rights...........................................   10
 5.  Certain U.S. Federal Income Tax Consequences................   10
 6.  Price Range of the Shares; Dividends on the Shares..........   12
 7.  Effect of the Offer on the Market for the Shares; Stock
       Listing; Exchange Act Registration; Margin Regulations....   12
 8.  Certain Information Concerning the Company..................   13
 9.  Certain Information Concerning Parent and Purchaser.........   16
10.  Sources and Amount of Funds.................................   18
11.  Background of the Offer; Contacts with the Company..........   18
12.  The Merger Agreement and Certain Other Agreements...........   21
13.  Purpose of the Offer and the Merger; Plans for the Company;
       Other Matters.............................................   36
14.  Dividends and Distributions.................................   38
15.  Certain Conditions of the Offer.............................   39
16.  Certain Legal Matters and Regulatory Approvals..............   40
17.  Fees and Expenses...........................................   44
18.  Miscellaneous...............................................   44
SCHEDULE I  INFORMATION CONCERNING DIRECTORS AND EXECUTIVE
            OFFICERS OF PARENT AND PURCHASER AND CERTAIN OTHER
            PERSONS..............................................  I-1

To the Holders of Common Stock of Morton International, Inc.:

                                  INTRODUCTION

     Morton Acquisition Corp. (formerly known as Gershwin Acquisition Corp.), an Indiana corporation ("Purchaser") and a wholly owned subsidiary of Rohm and Haas Company, a Delaware corporation ("Parent"), hereby offers to purchase up to 80,916,766 shares (representing 67% of the issued and outstanding shares as of January 29, 1999) of Common Stock, par value $1.00 per share (the "Common Stock" or the "Shares"), and the associated preferred share purchase rights (the "Rights"), of Morton International, Inc., an Indiana corporation (the "Company"), at a purchase price of $37.125 per Share, net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, collectively constitute the "Offer"). The Rights, which were issued pursuant to a Rights Agreement, dated as of April 24, 1997, as amended by Amendment No. 1 dated as of January 31, 1999 (the "Rights Agreement"), between the Company and First Chicago Trust Company of New York, will expire immediately prior to the consummation of the Offer. See Section 12. Unless the context requires otherwise, all references to the "Common Stock" or "Shares" in this Offer to Purchase shall be deemed to refer also to the associated Rights.

     Tendering shareholders of record who tender Shares directly will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. However, any tendering shareholder or other payee who fails to complete and sign the Substitute Form W-9 included in the Letter of Transmittal may be subject to backup federal income tax withholding of 31% of the gross proceeds payable to such shareholder or other payee pursuant to the Offer. See Section 3. Shareholders who hold their Shares through a bank or broker should check with such institution as to whether they charge any service fees. Purchaser will pay all fees and expenses of Wasserstein Perella & Co., Inc. ("Wasserstein Perella"), which is acting as Dealer Manager (in such capacity, the "Dealer Manager"), EquiServe, which is acting as the Depositary (in such capacity, the "Depositary") and D.F. King & Co., Inc., which is acting as the Information Agent (in such capacity, the "Information Agent"), incurred in connection with the Offer and in accordance with the terms of the agreements entered into between Purchaser and/or Parent and each such person. See Section 17.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (AS DEFINED BELOW), AND DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS SHAREHOLDERS AND RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     Goldman, Sachs & Co. ("Goldman Sachs"), financial advisor to the Company, has delivered to the Company Board its written opinion, dated January 31, 1999 (the "Financial Advisor Opinion"), to the effect that, as of such date and based upon and subject to certain matters and assumptions, the Offer consideration and Merger Consideration (as defined in Section 12) to be received by the holders of Shares in the Offer and the Merger, taken as a unitary transaction, is fair from a financial point of view to such holders. A copy of the Financial Advisor Opinion is attached as an exhibit to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which has been filed by the Company with the Securities and Exchange Commission (the "Commission") in connection with the Offer and which is being mailed to holders of Shares herewith. Holders of Shares are encouraged to read the Financial Advisor Opinion in its entirety.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (i) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES WHICH, TOGETHER WITH ANY SHARES OWNED BY PARENT OR PURCHASER, CONSTITUTES AT LEAST A MAJORITY OF THE VOTING POWER (DETERMINED ON A FULLY DILUTED BASIS) OF ALL THE SECURITIES OF THE COMPANY ENTITLED TO VOTE GENERALLY IN THE ELECTION OF DIRECTORS OR ON A MERGER (THE "MINIMUM CONDITION"), (ii) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVE-

MENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), HAVING EXPIRED OR BEEN TERMINATED (THE "HSR CONDITION") AND (iii) NOTIFICATION OF AND APPROVAL BY THE COMMISSION OF THE EUROPEAN COMMUNITIES (THE "EUROPEAN COMMISSION") UNDER EU COUNCIL REGULATION 4064/89, AS AMENDED (THE "EU REGULATION"), HAVING BEEN OBTAINED (THE "EU APPROVAL"). THE OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE, COLLECTIVELY THE "OFFER CONDITIONS." SEE SECTIONS 1 AND 15.

     Purchaser reserves the right, in its sole discretion, subject only to the applicable rules and regulations of the Commission, to waive each of the conditions (other than the Minimum Condition) to the obligations of Purchaser to consummate the Offer.

     The Company has advised Parent and Purchaser that, as of January 31, 1999,
(i) 120,774,431 Shares were issued and outstanding and (ii) 7,621,228 Shares were issuable pursuant to the exercise of the Company Stock Options (as defined in Section 12). Under the terms of the Merger Agreement, the Company has reserved the right to issue up to an additional 50,000 options to purchase Shares and, as a result, all of such additional Shares (whether or not such options are issued or if issued, exercised) will be assumed to be outstanding for purposes of determining whether the Minimum Condition is satisfied. Parent owns 100 Shares as of the date of this Offer to Purchase. Based on the foregoing, Purchaser believes that approximately 64,222,730 Shares are required to be validly tendered and not withdrawn to satisfy the Minimum Condition.

     The purpose of the Offer is for Parent, through Purchaser, to acquire a majority equity interest in the Company as the first step in a business combination. The Offer is being made pursuant to the terms of the Agreement and Plan of Merger, dated as of January 31, 1999 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides that, among other things, subject to the satisfaction or waiver of certain conditions, following completion of the Offer, and in accordance with the Indiana Business Corporation Law ("IBCL"), Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation and will become a wholly owned subsidiary of Parent. Except as described in Section 12, at the effective time of the Merger (the "Effective Time"), (i) if Purchaser shall have purchased, pursuant to the Offer, an aggregate of 80,916,766 Shares (the "Maximum Offer Number of Shares"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company and each Share owned by Parent or Purchaser) shall be cancelled, extinguished and converted into the right to receive a number (rounded to the nearest one-millionth of a share) of fully paid and nonassessable shares of Common Stock, par value $2.50 per share (the "Parent Common Stock"), of Parent equal to the Exchange Ratio (as defined in Section 12) and (ii) if Purchaser shall have purchased, pursuant to the Offer, less than the Maximum Offer Number of Shares, each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company and Shares owned by Parent or Purchaser) shall be cancelled, extinguished and converted into the right to receive (i) cash, in an amount equal to the product of Cash Proration Factor One (as defined in Section 12) multiplied by $37.125 and (ii) a number (rounded to the nearest one-millionth of a share) of fully paid and nonassessable shares of Parent Common Stock equal to the product of (a) one minus Cash Proration Factor One multiplied by (b) the Exchange Ratio.

     THE OFFER DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OF PARENT. SUCH AN OFFER MAY BE MADE ONLY PURSUANT TO A PROSPECTUS.

     Consummation of the Merger is conditioned upon, among other things, the approval and adoption by the requisite vote of shareholders of the Company of the Merger Agreement. See Section 12. Under the IBCL and the Restated Articles of Incorporation of the Company (the "Articles of Incorporation"), the affirmative vote of the holders of a majority of all votes entitled to be cast by the Common Stock is the only vote of any class or series of the Company's capital stock that would be necessary to approve the Merger Agreement at a meeting of the Company's shareholders. A proxy or information statement (which will also constitute a prospectus for the shares of Parent Common Stock issuable in the Merger) containing detailed information concerning the Merger will be furnished to holders of Shares in connection with a special meeting of shareholders to be called by the Company to vote on the Merger Agreement. If the Minimum Condition is satisfied and Purchaser purchases at least a majority of the outstanding Shares in the Offer, Purchaser will be able to effect the Merger without the affirmative vote of any other shareholder. Pursuant to the Merger

Agreement, Parent and Purchaser have agreed to vote the Shares acquired by them pursuant to the Offer in favor of approval of the Merger Agreement. See Section
13. The Merger Agreement is more fully described in Section 12.

     Consummation of the Merger is also conditioned upon Parent stockholder approval of (i) an amendment to Parent's Restated Certificate of Incorporation (the "Certificate of Incorporation") to increase the authorized Parent Common Stock from 200,000,000 shares to 400,000,000 shares and (ii) the issuance of the shares of Parent Common Stock in the Merger. See Section 12. Under the Delaware General Corporation Law (the "DGCL") and the Certificate of Incorporation, the affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock, voting as a class, and Parent Common Stock and $2.75 Cumulative Convertible Preferred Stock ("Convertible Preferred Stock"), voting together and not as separate classes, would be necessary to approve the amendment to the Certificate of Incorporation at a meeting of Parent's stockholders. Under the rules of the New York Stock Exchange, Inc. ("NYSE"), the issuance of shares of Parent Common Stock in the Merger requires the approval of a majority of the votes cast at a meeting at which there is a quorum by the holders of Parent Common Stock and Convertible Preferred Stock, voting together and not as separate classes. Parent has been advised by members of the Haas family ("Haas Family Stockholders"), who beneficially own shares of Parent Common Stock constituting approximately 39% of the outstanding voting power of Parent as of January 29, 1999, that they support the transactions contemplated by the Merger Agreement. In the event that, following completion of the Offer, Parent does not receive the approvals of the stockholders of Parent necessary to issue such number of shares of Parent Common Stock in the Merger (or as otherwise provided in the Merger Agreement), the Merger will be consummated notwithstanding the absence of such Parent stockholder approvals, with the consideration to be received by holders of Shares in the Merger adjusted to reduce the stock portion of the consideration to provide that such holders will receive, in the aggregate, the maximum number of shares of Parent Common Stock that may be issued by Parent in the Merger without a vote of the stockholders of Parent pursuant to the DGCL, the applicable rules of the NYSE or otherwise, and the remainder of such consideration in cash, as provided in the Merger Agreement and more fully described in Section 12.

     Pursuant to the Merger Agreement, Purchaser is obligated to extend the Offer from time to time in the event that, at a then-scheduled expiration date, all of the conditions to the Offer have not been satisfied or waived as permitted by the Merger Agreement, each such extension not to exceed (unless consented to by the Company) the lesser of 10 additional business days or such fewer number of days that Purchaser reasonably believes are necessary to cause the conditions to the Offer to be satisfied. If, on April 2, 1999 (subject to extension by Purchaser to not later than April 17, 1999 if Parent reasonably believes that the HSR Condition will be satisfied and the EU Approval will be obtained during such extended period) (the "Final Expiration Date"), Purchaser has not consummated the Offer in accordance with its terms, Purchaser will, unless Parent and the Company otherwise agree, terminate the Offer without acceptance of any Shares previously tendered, and Parent, Purchaser and the Company will, upon the terms and conditions of the Merger Agreement, seek to consummate the Merger.

     Certain United States federal income tax consequences of the sale of Shares pursuant to the Offer are described in Section 5.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                   THE OFFER

     1. TERMS OF THE OFFER; PRORATION.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for up to 80,916,766 Shares validly tendered prior to the Expiration Date, and not properly withdrawn in accordance with Section 4. The term "Expiration Date" shall mean 12:00 midnight, New York City time, on Friday, March 5, 1999, unless and until Purchaser, in accordance with the terms of the Merger Agreement, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

     Upon the terms and subject to the conditions of the Offer, if more than 80,916,766 Shares are validly tendered and not properly withdrawn prior to the Expiration Date, Purchaser will accept for payment and pay for only 80,916,766 Shares on a pro rata basis (with appropriate adjustments to avoid the purchase of fractional Shares) based on the number of Shares properly tendered by each shareholder prior to the Expiration Date and not withdrawn. In the event that proration of tendered Shares is required, because of the difficulty of determining the precise number of Shares properly tendered and not withdrawn (due in part to the guaranteed delivery procedures described in Section 3), Purchaser does not expect that it will be able to announce the final results of such proration or pay for any Shares until at least seven NYSE trading days after the Expiration Date. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Shareholders may obtain such preliminary information from the Information Agent and may be able to obtain such information from their broker. Purchaser will not pay for any Shares accepted for payment pursuant to the Offer until the final proration factor is known.

     The Offer is conditioned upon the satisfaction of the Minimum Condition and the HSR Condition and receipt of the EU Approval, and the other conditions set forth in Section 15. If such conditions are not satisfied prior to the Expiration Date, Purchaser reserves the right, subject to the terms of the Merger Agreement and subject to complying with applicable rules and regulations of the Commission, to (i) decline to purchase any Shares tendered in the Offer and terminate the Offer and return all tendered Shares to the tendering shareholders, (ii) waive any or all conditions to the Offer (except the Minimum Condition) and, subject to complying with applicable rules and regulations of the Commission, purchase all Shares validly tendered, (iii) extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain all Shares which have been tendered during the period or periods for which the Offer is extended or (iv) subject to the provisions described below, amend the Offer. Pursuant to the Merger Agreement, subject to Purchaser's obligations to terminate the Offer described in the next sentence, Purchaser is obligated to extend the Offer from time to time in the event that, at a then-scheduled expiration date, all of the conditions to the Offer have not been satisfied or waived as permitted by the Merger Agreement, each such extension not to exceed the lesser of 10 additional business days or such fewer number of days that Purchaser reasonably believes are necessary to cause the conditions to the Offer to be satisfied. If, by the Final Expiration Date, Purchaser has not consummated the Offer in accordance with its terms, Purchaser shall, unless Parent and the Company otherwise agree, terminate the Offer without acceptance of any Shares previously tendered, and Parent, Purchaser and the Company shall, upon the terms and conditions of the Merger Agreement, seek to consummate the Merger.

     Subject to the terms of the Merger Agreement and applicable rules and regulations of the Commission and the terms of the Merger Agreement, Purchaser may, under certain circumstances, (a) extend the period of time during which the Offer is open and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (b) amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. Pursuant to the terms of the Merger Agreement, and subject to the proration and other terms of the Offer, including but not limited to the Offer Conditions, Purchaser has agreed to accept for payment and pay for all Shares validly tendered, and not withdrawn as soon as it is permitted to do so under applicable law.

     Under the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, subject to the applicable rules and regulations of the Commission, to make any changes to the terms and conditions to the Offer; provided that, unless previously approved by the Company in writing, no change may be made which (i) changes the Minimum Condition or decreases the price per Share payable in the Offer, (ii) changes the form of consideration payable in the Offer, (iii) increases or reduces the maximum number of Shares to be purchased in the Offer, (iv) amends the Offer Conditions or imposes conditions to the Offer in addition to those set forth in Section 15 or (v) makes any other changes to the terms or conditions to the Offer that are adverse to the holders of the Shares. The Offer Conditions are for the benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise to any such condition (except for any action or inaction by Purchaser or Parent constituting a breach of the Merger Agreement).

     Any extension, delay, waiver, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with Rules 14d-4(c), 14d-6(d) and 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which require that material changes be promptly disseminated to holders of Shares. Subject to applicable law (including such Rules) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

     If Purchaser extends the Offer, or if Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of, or payment for, Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to the withdrawal rights described in Section 4. However, the ability of Purchaser to delay the payment for Shares which Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the Offer.

     If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the Commission has stated its view that an offer must remain open for a minimum period of time following a material change in the terms of such offer and that waiver of a material condition, such as the Minimum Condition, is a material change in the terms of such offer. The release states that an offer should remain open for a minimum of five business days from the date a material change is first published, or sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of 10 business days may be required to allow adequate dissemination and investor response. If, prior to the Expiration Date, Purchaser increases the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer whether or not such Shares were tendered prior to such increase.

     The Company has provided Purchaser with the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

     As of the date of this Offer to Purchase, the Rights are associated with the Shares and do not trade separately. Accordingly, by tendering Shares, a shareholder is automatically tendering a similar number of associated Rights. If, however, pursuant to the Rights Agreement, the Rights detach and separate certificates representing Rights ("Rights Certificates") are issued, tendering shareholders will be required to deliver Rights Certificates with the Shares.

     2. ACCEPTANCE FOR PAYMENT AND PAYMENT.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will pay for up to 80,916,766 Shares which are validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with Section 4) promptly after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the Offer Conditions set forth in Section 15. Any determination concerning the satisfaction of such terms and conditions shall be within the reasonable discretion of Purchaser. See Section 3.

     Subject to the applicable rules of the Commission, the Purchaser expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law, including without limitation the HSR Act and the EU Regulation. See Section
16. If Purchaser is delayed in its acceptance for payment of, or payment for (whether before or after its acceptance for payment of Shares), Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer (including such rights as are set forth in Sections 1 and 15) (but subject to compliance with Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the tendered securities promptly after termination or withdrawal of a tender offer), the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 4.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) unless Shares are held in book-entry form through the SSP, certificates for such Shares ("Share Certificates") (or a timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below) and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may be made to tendering shareholders at different times if delivery of the Shares and other required documents occur at different times. The per Share consideration paid to any holder of Shares pursuant to the Offer will be the highest per Share consideration paid to any other holder of such Shares pursuant to the Offer.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Purchaser and not withdrawn, if, as and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering shareholders whose shares have been accepted for payment.

     UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If any tendered Shares are not purchased pursuant to the Offer for any reason (including proration due to tenders of more than 80,916,766 Shares), or if certificates are submitted representing more Shares than are tendered, certificates evidencing Shares not tendered or not accepted for purchase will be returned to the tendering shareholder, or such other person as the tendering shareholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. In the case of Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, any such Shares not tendered or not purchased will be returned by crediting the account at the Book-Entry Transfer Facility from which such Shares were delivered. In the case of Shares delivered pursuant to the SSP, any such Shares not tendered or not purchased will be returned by reissuing such Shares in the form of Shares held through the SSP and will not be returned by returning certificates representing such Shares. Shareholders may transfer Shares held through the SSP by contacting the Company's transfer agent. Shareholders may also contact the Company's transfer agent to have Shares held through the SSP reissued in certificated form.

     3.  PROCEDURES FOR TENDERING SHARES.

     Valid Tenders. For Shares to be validly tendered pursuant to the Offer, either a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and, unless Shares are held in book-entry form through the SSP, either (i) Share Certificates must be received by the Depositary at one of such addresses or such Shares must be delivered to the Depositary pursuant to the procedures for book-entry transfer set forth below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering shareholder must comply with the guaranteed delivery procedures described below.

     If Share Certificates are forwarded to the Depositary in multiple deliveries, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) must accompany each delivery. No alternative, conditional or contingent tenders will be accepted and no fractional Shares will be purchased.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedures for such transfer. Although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, either the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must, in either case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below.

     THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS MUST BE TRANSMITTED TO AND RECEIVED BY THE DEPOSITARY AT ONE OF ITS ADDRESSES SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY WILL NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program, the Stock Exchange Medallion Program or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or Share Certificates not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered Share Certificates must be endorsed or accompanied by appropriate stock powers, in any case, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share Certificates, are not immediately available (other than Shares held through the SSP) or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shareholder's tender may be effected if all the following conditions are met:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii) the Share Certificates, in proper form for transfer, for (or a Book-Entry Confirmation with respect to) such tendered Shares, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, are received by the Depositary within three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) unless Shares are held in book-entry form through the Company's SSP, Share Certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to such Shares are actually received by the Depositary.

     The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

     Appointment. By executing the Letter of Transmittal as set forth above (including delivery through an Agent's Message), the tendering shareholder will irrevocably appoint designees of Purchaser as such shareholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Purchaser and with respect to any and all dividends (other than regular quarterly dividends with usual record and payment dates for dividends consistent with past practice, in an amount not to exceed $.13 per Share), distributions, rights, other Shares or other securities issued or issuable in respect of such Shares on or after the date hereof (collectively, "Distributions"). All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective if, as and when, and only to the extent that, Purchaser accepts for payment Shares tendered by such shareholder as provided herein. All such powers of attorney and proxies will be irrevocable and will be deemed granted in consideration of the acceptance for payment by Purchaser of Shares tendered in accordance with the terms of the Offer. Upon such appointment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Shares (and any and all Distributions) will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such shareholder (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares (and any and all Distributions), including, without limitation, in respect of any annual or special meeting of the Company's shareholders (and any adjournment or postponement thereof), actions by written consent in lieu of any such meeting or otherwise, as each such attorney-in-fact and proxy or his substitute shall in his sole discretion deem proper. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares (and any and all Distributions), including voting at any meeting of shareholders.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of which, or payment for which, may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right, in its sole discretion, to waive any defect or irregularity in any tender of Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Backup Withholding. In order to avoid "backup withholding" of United States ("U.S.") federal income tax on payments of cash pursuant to the Offer, a shareholder surrendering Shares in the Offer, or its assignee (in either case, the "Payee") must, unless an exemption applies, provide the Depositary with such Payee's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such Payee is not subject to backup withholding. If a Payee does not provide such Payee's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such Payee and payment of cash to such Payee pursuant to the Offer may be subject to backup withholding of 31%. All shareholders surrendering Shares pursuant to the Offer and other Payees should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain Payees (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign shareholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 10 to the Letter of Transmittal.

     Other Requirements. Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer, including the tendering shareholder's representation and warranty that the tender of the Shares complies with Rule 14e-4 under the Exchange Act, which requires in substance that a tendering shareholder own all Shares tendered pursuant to the Offer.

     4. WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4 or as provided by applicable law, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after April 5, 1999. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to purchase Shares validly tendered pursuant to the Offer for any reason, then without prejudice to Purchaser's rights under the Offer, the Depositary may nevertheless, on behalf of Purchaser, retain tendered Shares and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this Section 4. Any such delay in acceptance for payment will be accompanied by an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. In addition, shareholders withdrawing Shares should specify whether any Shares to be withdrawn are registered as Shares held through the SSP. If Share Certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility from which such Shares were delivered and otherwise comply with such Book-Entry Transfer Facility's procedures.

     Withdrawals of tendered Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding. None of Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     5. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES.

     The following is a discussion of the material U.S. federal income tax consequences relating to the sale or exchange of Shares pursuant to the Offer and/or the Merger. Unless otherwise indicated, this summary deals only with U.S. Shareholders (as defined below) who hold their Shares as capital assets. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), the proposed, temporary and final Treasury regulations promulgated thereunder, and any relevant administrative rulings or pronouncements or judicial decisions, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address all of the tax consequences that may be relevant to a particular Shareholder (as defined below) in light of that Shareholder's specific circumstances, nor does it discuss the U.S. federal income tax consequences that may be applicable to certain types of Shareholders, such as Shareholders who have received their Shares pursuant to the exercise of employee stock options or otherwise as compensation, dealers in securities, financial institutions, tax-exempt entities, life insurance companies, persons holding their Shares as a part of a hedging, integrated, conversion or constructive sale transaction or as part of a straddle, or persons whose functional currency is not the U.S. dollar, who may be subject to special rules and/or limitations under the Code which are not discussed below. In addition, the following discussion does not discuss the alternative minimum tax consequences, if any, of the sale or exchange of Shares pursuant to the Offer and/or the Merger, or the state, local or foreign tax consequence of such sale or exchange of Shares. Consequently, shareholders are urged to consult their own tax advisers in determining the federal, state, local and foreign income and any other tax consequences of the sale or exchange of Shares pursuant to the Offer and/or the Merger.

     For purposes of this Section 5, (i) the term "Shareholder" refers to a beneficial owner of Shares, (ii) the term "U.S. Shareholder" means a Shareholder who is (a) a citizen or resident of the United States, (b) a corporation or partnership created or organized in the United States or under the laws of the United States or any political subdivision thereof, (c) an estate the income of which is subject to United States federal income taxation regardless of its source or (d) a trust which is subject to the supervision of a court within the United States and the control of one or more United States persons (as defined in Section 7701 (a)(30) of the Code) and (iii) the term "Non-U.S. Shareholder" means a Shareholder who is not a U.S. Shareholder.

     A sale of Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. A tendering Shareholder will recognize gain or loss on such sale in an amount equal to the difference between the amount of cash received by such Shareholder pursuant to the Offer and the aggregate tax basis in the relevant Shares tendered in exchange therefor. In addition, an exchange of Shares for the shares of Parent Common Stock and/or cash pursuant to the Merger also will be a taxable transaction for U.S. federal income tax purposes. In this instance, an exchanging shareholder will recognize gain or loss in an amount equal to the difference between (i) the sum of (x) the fair market value, determined as of the time of such exchange, of the shares of Parent Common Stock and (y) the amount of cash received pursuant to the Merger, and (ii) the aggregate tax basis in the relevant Shares exchanged therefor. Such gain or loss generally will be (i) calculated separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold or exchanged pursuant to the Offer or the Merger, (ii) capital gain or loss and
(iii) long-term capital gain or loss if the relevant Shareholder held the Shares being sold or exchanged for more than one year at the time of such sale or exchange. The long-term capital gains of individuals, estates and certain trusts generally are eligible for reduced rates of taxation. Capital losses generally must be used only to offset capital gains.

     Any gain realized by a Non-U.S. Shareholder upon the sale or exchange of Shares pursuant to the Offer and/or the Merger generally will not be subject to U.S. federal income or withholding tax unless (i) such gain is effectively connected with a U.S. trade or business conducted by the Non-U.S. Shareholder in the United States, (ii) in the case of a Non-U.S. Shareholder who is an individual, such individual is present in the United States for 183 days or more in the taxable year during which the sale or exchange of Shares pursuant to the Offer and/or the Merger occurs and certain other conditions are met or (iii) in the case a Non-U.S. Shareholder who held, directly or indirectly, more than five percent of the Shares at any time during the five-year period ending on the date of the disposition of such Shares, the Company is or has been a U.S. Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code (which the Company does not expect to be the case).

     In general, U.S. federal income tax information reporting requirements will apply to the proceeds derived by a non-corporate U.S. Shareholder from the sale or exchange of such U.S. Shareholder's Shares. In addition, unless an exemption applies, the Depositary will be required to withhold 31% of any cash payments to which a Shareholder or other payee is entitled pursuant to the Offer, unless the Shareholder or other payee provides his, her or its tax identification number (social security number or employer identification number) and certifies that such number is correct. Each Shareholder and, if applicable, each other payee is required to complete and sign the Form W-9 that will be included as part of the Letter of Transmittal sent to Shareholders by Purchaser to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the Depositary.

     SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE MERGER.

     6. PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES.

     The Shares are listed on the NYSE under the symbol "MII". The following table sets forth, for each of the fiscal quarters indicated, the high and low sales price per Share on the NYSE and the amount of cash dividends paid per Share, as reported in published financial sources.

                                                                         SALES PRICES
                                                              -----------------------------------
                                                              HIGH       LOW       CASH DIVIDENDS
                                                              ----    ---------    --------------
FISCAL YEAR ENDED JUNE 30, 1997*:
  First Quarter ended September 30, 1996....................  $39 3/4    $33 1/4        $.15
  Second Quarter ended December 31, 1996....................   43         38 7/8         .15
  Third Quarter ended March 31, 1997........................   44 5/8     40             .15
  Fourth Quarter ended June 30, 1997........................   42 7/8     29 7/8         .12

FISCAL YEAR ENDED JUNE 30, 1998:
  First Quarter ended September 30, 1997....................  $35 3/4    $30 1/16       $.12
  Second Quarter ended December 31, 1997....................   35 7/8     31 1/16        .12
  Third Quarter ended March 31, 1998........................   34 7/16     29 13/16       .12
  Fourth Quarter ended June 30, 1998........................   33 1/8     24 13/16       .12

FISCAL YEAR ENDED JUNE 30, 1999:
  First Quarter ended September 30, 1998....................  $25 15/16     21 7/8      $.13
  Second Quarter ended December 31, 1998....................   30 7/16     21 7/8        .13
  Third Quarter through February 4, 1999....................   35 2/8     24 7/16         --**

---------------

 * Stock prices and dividends prior to April 30, 1997 reflect the Company prior to the separation of the Company's automotive safety products business.

** On January 28, 1999, the Company Board declared a regular quarterly cash dividend of $.13 payable on March 8, 1999 to holders of record on February 11, 1999. Shareholders of record on February 11, 1999 will be entitled to receive the cash dividend even if their Shares are purchased in the Offer.

     On January 29, 1999, the last full trading day prior to the public announcement of the execution of the Merger Agreement by the Company, Parent and Purchaser, the last reported closing sales price of the Shares on the NYSE was $25 7/8 per Share. On February 4, 1999, the last full trading day prior to the commencement of the Offer, the last reported sales price of the Shares on the NYSE was $35 3/4 per Share. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     Under the terms of the Merger Agreement, the Company is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of Parent, which consent shall not be unreasonably withheld, except that the Company may declare and pay to holders of Shares regular quarterly dividends with usual record and payment dates for dividends consistent with past practice unless otherwise required by the Merger Agreement, in an amount not to exceed $0.13 per Share.

     7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

     Market for the Shares. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public. Following completion of the Offer, at least a majority and up to 67% of the outstanding Shares will be owned by Purchaser.

     Stock Listing. Purchaser does not anticipate that the Shares would be subject to delisting by the NYSE as a result of completion of the Offer. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, (i) the number of record holders of 100 or more Shares should fall below 1,200; (ii) the number of publicly held Shares (exclusive of holdings of Parent and

Purchaser and any other subsidiaries or affiliates of Parent and of officers or directors of the Company or their immediate families or other concentrated holdings of 10% or more ("Excluded Holdings")) should fall below 600,000; or
(iii) the aggregate market value of such publicly held Shares (exclusive of Excluded Holdings) should fall below $5,000,000. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

     If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or through the National Association of Securities Dealers Automated Quotation System or other sources. The extent of the public market for the Shares and the availability of such quotations would depend upon such factors as the number of shareholders and/or the aggregate market value of the publicly-traded Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Purchaser does not anticipate that such registration will be subject to termination as a result of completion of the Offer. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange and held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with shareholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Company. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated.

     Purchaser currently intends not to seek delisting of the Shares from the NYSE and the termination of the registration of the Shares under the Exchange Act prior to the Effective Time, although such Shares may be delisted by the NYSE as described above. If the NYSE listing and the Exchange Act registration of the Shares are not terminated prior to the Merger, then the Shares will be delisted from the NYSE and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

     Margin Regulations. The Shares are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding stock exchange listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

     8. CERTAIN INFORMATION CONCERNING THE COMPANY.

     The information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. The summary information concerning the Company in this Section 8 and elsewhere in this Offer to Purchase is derived from the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1998 (the "Company 10-K") and the Company's Quarterly Report on Form 10-Q for the six months ended December 31, 1998 (the "Company 10-Q"), as filed with the Commission pursuant to the Exchange Act, and other publicly available information.

The summary information set forth below is qualified in its entirety by reference to such reports (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available reports and documents filed by the Company with the Commission and other publicly available information. Although Purchaser and Parent do not have any knowledge that would indicate that any statements contained herein based upon such reports are untrue, neither Parent nor Purchaser assumes responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent or Purchaser.

     General. The Company is an Indiana corporation with principal executive offices located at 100 North Riverside Plaza, Chicago, Illinois 60606-1596. The telephone number of the Company at such offices is (312) 807-2000.

     The Company operates in two business segments: Speciality Chemicals and Salt, manufacturing and marketing a wide range of products for industrial and consumer use in the United States and internationally. The Speciality Chemicals segment manufactures a wide variety of high technology and specialized chemical products for a multitude of customer applications. The Company's Salt segment produces and sells salt, principally in the United States, Canada and France, under (respectively) the MORTON, WINDSOR and Salins du Midi trademarks, for human and animal consumption, water conditioning and highway ice control, as well as for industrial and chemical uses.

     Selected Financial Information. Set forth below is a summary of certain selected consolidated financial information with respect to the Company, excerpted or derived from the Company 10-K and the Company 10-Q. More comprehensive financial information is included in such reports (including management's discussion and analysis of financial condition and results of operations) and in other documents filed by the Company with the Commission. The following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports, documents and financial information may be inspected and copies may be obtained from the Commission in the manner set forth below under "Available Information."

                           MORTON INTERNATIONAL, INC.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                              SIX MONTHS ENDED
                                                                                DECEMBER 31
                                                   YEAR ENDED JUNE 30,          (UNAUDITED)
                                                --------------------------    ----------------
                                                 1998      1997      1996      1998      1997
                                                ------    ------    ------    ------    ------
INCOME STATEMENT DATA:
  Net sales...................................  $2,530    $2,341    $2,215    $1,234    $1,266
  Income from continuing operations before
     income taxes.............................     326       334       285       147       176
  Income from continuing operations...........     209       214       179        94       112
  Income from discontinued operations, net of
     applicable income taxes..................      --       129       155        --        --
  Net income..................................     209       343       334        94       112
  Income per common share:
  Basic
     Income from continuing operations........  $ 1.59    $ 1.51    $ 1.21    $  .76    $  .84
     Income from discontinued operations......      --       .92      1.06        --        --
                                                ------    ------    ------    ------    ------
     Net Income...............................  $ 1.59    $ 2.43    $ 2.27    $  .76    $  .84
                                                ======    ======    ======    ======    ======
  Diluted
     Income from continuing operations........  $ 1.57    $ 1.48    $ 1.20    $  .76    $  .83
     Income from discontinued operations......      --       .90      1.05        --        --
                                                ------    ------    ------    ------    ------
     Net Income...............................  $ 1.57    $ 2.38    $ 2.25    $  .76    $  .83
                                                ======    ======    ======    ======    ======

                                                                              SIX MONTHS ENDED
                                                                                DECEMBER 31
                                                   YEAR ENDED JUNE 30,          (UNAUDITED)
                                                --------------------------    ----------------
                                                 1998      1997      1996      1998      1997
                                                ------    ------    ------    ------    ------
BALANCE SHEET DATA (AT PERIOD END):
  Total current assets........................  $1,113    $1,390    $  859    $1,223    $1,171
  Total assets................................   2,548     2,805     2,629     2,707     2,581
  Total current liabilities...................     472       523       444       684       455
  Long-term debt..............................     223       224       219       222       226
  Total shareholders' equity -- As Reported...   1,514     1,734     1,673     1,462     1,578
  Total shareholders' equity -- Restated(1)...   1,531     1,742     1,667     1,462     1,590

---------------
(1) Restated to comply with FASB Statement 130 -- Reporting Comprehensive
    Income.

     Other Financial Information. During the course of the discussions between Parent and the Company that led to the execution of the Merger Agreement, the Company provided Parent or its representatives with certain information about the Company and its financial performance which Parent believes was not and is not publicly available. The information provided included financial projections (the "Company Projections") for the Company as an independent company (i.e., without regard to the impact to the Company of a transaction with Parent and Purchaser). The Company Projections do not take into account any of the potential effects of the transactions contemplated by the Offer and the Merger. The Company Projections disclose, among other things, the following:

                                                              FISCAL YEAR ENDED JUNE 30
                                                    ----------------------------------------------
                                                                             PROJECTED
                                                    ESTIMATED    ---------------------------------
                                                      1999         2000        2001         2002
                                                    ---------    --------    ---------    --------
                                                         (IN MILLIONS, EXCEPT PER SHARE DATA)
Total sales.......................................  $2,637.2     $2,789.4    $2,973.5     $3,259.5
Net income........................................  $  215.2     $  227.1    $  276.6     $  343.9
Average shares....................................     123.3        117.4       116.6        117.4
Net income per share..............................  $   1.75     $   1.93    $   2.37     $   2.93

     The Company has advised Purchaser and Parent that it does not as a matter of course make public any projections as to future performance or earnings, and the projections set forth above are included in this Offer only because the information was provided to Parent and Purchaser.

     THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH THE PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS OR FORECASTS. THE COMPANY HAS ADVISED PARENT AND PURCHASER THAT ITS INTERNAL OPERATING PROJECTIONS ARE, IN GENERAL, PREPARED SOLELY FOR INTERNAL USE AND CAPITAL BUDGETING AND OTHER MANAGEMENT DECISIONS AND ARE SUBJECTIVE IN MANY RESPECTS AND THUS SUSCEPTIBLE TO VARIOUS INTERPRETATIONS AND PERIODIC REVISION BASED ON ACTUAL EXPERIENCE AND BUSINESS DEVELOPMENTS. THE PROJECTIONS WERE BASED ON A NUMBER OF ASSUMPTIONS WHICH MAY NOT BE REALIZED AND ARE SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY. THERE CAN BE NO ASSURANCE, AND NO REPRESENTATION OR WARRANTY IS MADE, THAT ACTUAL RESULTS WILL NOT VARY MATERIALLY FROM THOSE DESCRIBED ABOVE. THE INCLUSION OF THIS INFORMATION SHOULD NOT BE REGARDED AS AN INDICATION THAT PARENT, PURCHASER OR ANYONE WHO RECEIVED THIS INFORMATION THEN CONSIDERED, OR NOW CONSIDERS, IT A RELIABLE PREDICTION OF FUTURE EVENTS, AND THIS INFORMATION SHOULD NOT BE RELIED ON AS SUCH. NONE OF PARENT, PURCHASER OR THE DEALER MANAGER ASSUMES ANY RESPONSIBILITY FOR THE VALIDITY, REASONABLENESS, ACCURACY OR COMPLETENESS OF THE PROJECTIONS, AND THE COMPANY HAS MADE NO REPRESENTATION TO PARENT OR PURCHASER REGARDING THE PROJECTIONS DESCRIBED ABOVE.

NONE OF THE COMPANY, PURCHASER, PARENT OR ANY OF THEIR RESPECTIVE FINANCIAL ADVISORS OR THE DEALER MANAGER INTENDS TO UPDATE, REVISE OR CORRECT SUCH PROJECTIONS IF THEY BECOME INACCURATE (EVEN IN THE SHORT TERM).

     Available Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information relating to the Company which have been filed via the Commission's EDGAR System.

     9. CERTAIN INFORMATION CONCERNING PARENT AND PURCHASER.

     General. Parent is a Delaware corporation with its principal executive offices located at 100 Independence Mall West, Philadelphia, Pennsylvania 19106. The telephone number of Parent at such location is (215) 592-3000. Parent produces a variety of chemicals, including specialty polymers and resins.

     Purchaser is a newly incorporated Indiana corporation organized in connection with the Offer and the Merger and has not carried on any significant activities other than in connection with the Offer and the Merger. The principal offices of Purchaser are located at 100 Independence Mall West, Philadelphia, Pennsylvania 19106. The telephone number of Purchaser at such location is (215) 592-3000. All of the outstanding capital stock of Purchaser is owned directly by Parent. Until immediately prior to the time Purchaser purchases Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in any significant activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger.

     Financial Information. Set forth below is a summary of certain consolidated financial information with respect to Parent and its subsidiaries for its fiscal years ended December 31, 1997, 1996 and 1995, and for the nine months ended September 30, 1998, excerpted from financial statements presented in Parent's Annual Reports on Form 10-K for the years ended December 31, 1997 and December 31, 1996 and Parent's Quarterly Report on Form 10-Q for the period ended September 30, 1998, each as filed with the Commission. More comprehensive financial information is included in such reports (including management's discussion and analysis of results of operations and financial position) and other documents filed by Parent with the Commission, and the financial information summary set forth below is qualified in its entirety by reference to such reports, which are incorporated herein by reference, and all the financial information and related notes contained therein.

                             ROHM AND HAAS COMPANY

                       SUMMARY OF SELECTED FINANCIAL DATA
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                              NINE MONTHS ENDED
                                                                                SEPTEMBER 30,
                                                 YEAR ENDED DECEMBER 31,         (UNAUDITED)
                                                --------------------------    ------------------
                                                 1997      1996      1995      1998       1997
                                                ------    ------    ------    -------    -------
INCOME STATEMENT DATA:
  Net sales...................................  $3,999    $3,982    $3,884    $2,836     $3,049
  Earnings before income taxes and
     extraordinary item.......................     611       530       441       594        464
  Earnings before extraordinary item..........     410       363       292       378        312
  Net earnings................................     410       363       292       365        312
  Net earnings applicable to common
     stockholders.............................     403       356       285       360        306
  Earnings per common share before
     extraordinary item:(1)
     -- Basic.................................    2.17      1.82      1.41      2.09       1.64
     -- Diluted...............................    2.13      1.79      1.40      2.05       1.61
  Net earnings per common share:(1)
     -- Basic.................................    2.17      1.82      1.41      2.02       1.64
     -- Diluted...............................    2.13      1.79      1.40      1.98       1.61

BALANCE SHEET DATA (AT PERIOD END):
  Total current assets........................  $1,397    $1,456    $1,421    $1,334     $1,391
  Total assets................................   3,900     3,933     3,916     3,629      3,883
  Total current liabilities...................     850       886       828       990        787
  Long-term debt..............................     509       562       606       388        551
  Total stockholders' equity..................   1,797     1,728     1,781     1,502      1,784

---------------
(1) Restated for the 3-for-1 stock split effective September 1, 1998.

     On January 25, 1999, Parent announced that its net earnings for 1998 were $2.45 per share of Parent Common Stock on a diluted basis. Sales for the year amounted to $3.7 billion. Total net earnings for the year were $440 million.

     Available Information. Parent is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning Parent's directors and officers, their remuneration, options granted to them, the principal holders of Parent's securities and any material interests of such persons in transactions with Parent is required to be disclosed in proxy statements distributed to Parent's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information relating to Parent which have been filed via the Commission's EDGAR System.

     The name, citizenship, business address, present principal occupation and material positions held during the past five years of each of the executive officers and directors of Parent and Purchaser and certain other persons are set forth in Schedule I to this Offer to Purchase.

     Except as set forth in this Offer to Purchase none of Purchaser, Parent, or to the best knowledge of Purchaser and Parent, any of the persons listed on
Schedule I hereto or any associate or majority owned subsidiary of Purchaser, Parent or any of the persons so listed, beneficially owns or has a right to acquire, directly or indirectly, any Shares, and none of Purchaser or Parent, or to the best knowledge of Purchaser and Parent, any of the persons or entities referred to above, nor any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transaction in the Shares during the past 60 days. On January 26, 1999, Parent purchased 100 Shares in a brokers' transaction at a purchase price of $25.75 per Share.

     Except as set forth in this Offer to Purchase, none of Purchaser, Parent or, to the best knowledge of Purchaser and Parent, any of the persons listed on
Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

     Except as set forth in this Offer to Purchase, none of Purchaser, Parent, any of their respective affiliates, nor, to the best knowledge of Purchaser or Parent, any of the persons listed on Schedule I, has had any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would be required to be reported under the rules of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Purchaser, Parent, any of their respective affiliates or, to the best knowledge of Purchaser or Parent, any of the persons listed on Schedule I, and the Company or its affiliates concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets that would be required to be reported under the rules of the Commission applicable to the Offer.

     10. SOURCES AND AMOUNT OF FUNDS.

     The Offer is not conditioned upon any financing arrangements. Purchaser estimates that the total amount of funds required by Purchaser to consummate the Offer and the Merger, including the fees and expenses of the Offer and the Merger, is approximately $3.2 billion. Purchaser will obtain all such funds from Parent in the form of capital contributions or advances. Parent currently anticipates funding the capital contributions or advances through a new syndicated bank credit facility to be entered into prior to the consummation of the Offer.

     It is anticipated that any indebtedness incurred by Parent in connection with the Offer and the Merger will be repaid from funds generated internally by Parent and its subsidiaries (including, after the Merger, if consummated, funds generated by the Company and its subsidiaries), through other sources which may include the proceeds of future bank refinancings, dispositions or the public or private sale of debt or equity securities from time to time, or through a combination of two or more such sources. No final decisions have been made, however, concerning the method Parent will employ to repay any such indebtedness. Such decisions, when made, will be based on Parent's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions.

     11. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

     In light of the increasing challenges facing specialty chemicals companies, including intensifying competition from traditional competitors and the emergence of strong European competitors, commoditization of certain product lines resulting in declining profit margins and slowed earnings growth, changes in global economic conditions, particularly in Asia, as well as accelerated acquisition activity and globalization of chemical companies over the last several years, during the summer of 1998 the Company commenced a review of the strategic alternatives available to it. In connection with its review, the Company engaged Goldman Sachs as its financial advisor to assist the Company in its analysis and consideration of various strategic alternatives. Over the next several months, the Company evaluated a range of strategic alternatives, including the potential divestiture of non-core assets, selected acquisitions to enhance the Company's portfolio of businesses and achieve critical mass in selected business areas, and potential business combination transactions with both larger and smaller chemical industry participants. During this period, the Company and its financial advisor had contacts with various parties to explore on a preliminary basis several of these alternatives. The directors of the Company were periodically updated regarding these contacts.

     For several years, Parent had been seeking acquisition candidates that could expand its technological and market base and enhance the value of Parent for its stockholders. Parent had identified the Company as one of a few acquisition candidates that fit its objectives.

     In October 1998, J. Lawrence Wilson, Parent's Chairman and Chief Executive Officer, contacted S. Jay Stewart, Chairman and Chief Executive Officer of the Company, and stated that Parent would be interested in exploring a possible business combination transaction with the Company. Mr. Stewart agreed to meet with Mr. Wilson and Rajiv L. Gupta, Parent's Vice Chairman designate, on November 11, 1998. At the meeting the executives discussed a possible business combination transaction between the companies and agreed that representatives of the Company's and Parent's respective managements would meet as the next step in evaluating such a transaction. On November 24, 1998, the parties executed a confidentiality agreement and began to exchange financial and other information relating to their respective businesses.

     On December 11, 1998, representatives of management of Parent and the Company met to discuss the rationale for, and benefits of, a possible business combination, potential transaction structures and preliminary due diligence requirements, and to establish a framework for continuing the discussions between the two companies. Following that meeting, Mr. Wilson contacted Mr. Stewart and indicated that Parent would be interested in pursuing a transaction with consideration consisting of 60% cash and 40% Parent Common Stock that would value the Company, on a preliminary basis, in excess of $35 per Share if Parent's management concluded that certain levels of cost savings could be achieved. Messrs. Wilson and Stewart agreed that members of senior management of the Company and Parent would meet to define in more detail the potential benefits that could be achieved by combining the two companies.

     On January 7, 1999 members of senior management of the Company and Parent met to begin quantifying the level of cost savings and other benefits that might be achievable through a combination of the two companies.

     Following this meeting, Parent engaged Wasserstein Perella as its financial advisor and Simpson Thacher & Bartlett as its legal advisor in connection with a possible transaction between Parent and the Company.

     On January 13, 1999, the Company's and Parent's respective financial and legal advisors met to discuss potential structuring alternatives for a possible transaction between the two companies as well as the timing and other considerations relevant to the possible alternative transaction structures, in preparation for a meeting between members of senior management of the Company and Parent scheduled for the next day. Parent's advisors described a "two-step" transaction structure in which Parent would purchase 60% of the Company's outstanding shares in a cash tender offer followed by a "back-end" merger in which the remaining Shares would be exchanged for Parent Common Stock based on a fixed exchange ratio. The Company's advisors stated the Company's preference for a single-step merger structure and discussed certain issues relating to a two-step structure, including protections as to the value of the consideration to be received by the Company's shareholders, the timing of the second-step merger and assurance of completion. The parties' advisors also discussed other aspects of a possible business combination, including the impact on timing of the required regulatory approvals, and whether a tax-free transaction for Company shareholders could be achieved. The Company's advisors indicated that the Company would seek a commitment from the Haas Family Stockholders who control approximately 39% of Parent's outstanding voting power to support a transaction. Parent's advisors also discussed certain transaction protection mechanisms.

     At a meeting on January 14, 1999, Mr. Wilson restated Parent's continuing interest in a transaction that would value the Company above a $35 per Share price and provide for a combination of 60% cash and 40% stock consideration, but indicated that his management team had not yet been able to conclude that the levels of cost savings necessary to justify such a price could be obtained. At that meeting, representatives from Parent's and the Company's senior management continued their review of the companies' respective businesses and explored additional opportunities for potential cost savings that might be achieved through combining the two companies. After consulting with the Company's senior management and its financial and legal advisors later that day, Mr. Stewart informed Mr. Wilson that the Company would require a higher transaction price and discussed the Company's concerns regarding transaction structure and timing. Messrs. Wilson and Stewart agreed to continue their discussions on the financial and other terms of a potential transaction early the following week.

     During the period from January 18 through January 21, 1999, Mr. Wilson and Mr. Stewart held several telephone conversations. No specific decisions were reached regarding the proposed transaction, but the parties agreed that representatives of management and the legal and financial advisors of both companies would meet on January 24th.

     On January 24, 1999, members of the Company's and Parent's senior management and their financial and legal advisors met to discuss the financial and other terms of a possible business combination transaction between the companies. Parent indicated that it would be willing to increase the total consideration to be paid to Company shareholders to $36 3/8 per Share, consisting of 60% cash consideration and 40% stock consideration, with a floating exchange ratio for the stock portion, subject to a collar, provided that the transaction be structured as a cash tender offer followed by a back-end merger. The parties continued to discuss the topics noted above, including transaction structure, timing and conditions of closing, the percentages of cash and stock in the transaction, the terms of a "collar" or similar mechanism to provide some protection to Company shareholders with respect to the value of the Parent Common Stock to be received in the Merger, and Parent's request for various deal protection provisions. In order to address the Company's requirement that a two-step transaction structure minimize the risks to the Company's shareholders as to timing and value, Parent indicated its willingness, in the event that Parent stockholder approval was not obtained, to replace a portion of the stock consideration with sufficient cash to complete the transaction without such approval. The parties did not come to an agreement with respect to the financial or other significant terms of the transaction, including price and structure, and agreed to continue the ongoing discussions between the companies' legal and financial advisors and to consider the proposals discussed at the meeting.

     On January 25, 1999, Mr. Wilson contacted Mr. Stewart and described a proposal to increase the transaction value to $37 1/8 per Share, with 67% of the Shares to be acquired for cash in a tender offer. Mr. Wilson proposed providing for a collar mechanism along the lines that the Company had proposed at the meeting on January 24th. Mr. Stewart indicated that he was prepared to pursue discussions of a transaction based on Mr. Wilson's proposal.

     Throughout the remainder of the week of January 25, the parties' legal and financial advisors negotiated the terms and conditions of the proposed merger agreement, and the parties and their advisors also conducted due diligence with respect to the other party.

     On January 28, 1999, the Company Board met to consider a possible business combination transaction with Parent. At the meeting, members of senior management and representatives of the Company's legal and financial advisors reviewed with the Company Board, among other things, the status of the ongoing discussions between Parent and the Company, factors affecting consolidation and profitability in the chemicals industry and management's views on the advisability of pursuing a transaction with Parent. The Company's legal and financial advisors also discussed the proposed terms and structure of a business combination with Parent. After considering these discussions, the Company Board agreed that management should pursue further discussions with Parent, subject to satisfactory resolution of certain issues related to timing and certainty.

     Teams from the Company and Parent, including their respective legal and financial advisors, met on January 29, 1999 to continue the negotiation of the terms of the transaction and the draft merger agreement, including the collar provision. Following these discussions, the parties agreed to base the initial exchange ratio for the stock consideration component on Parent's closing price on January 29, with a collar adjustment mechanism at stock prices within a 10% range (on either side) of that closing price.

     Throughout the remainder of the weekend, the parties negotiated the terms of the Merger Agreement, including matters relating to transaction structure, timing of the Offer and Merger, the nature and extent of any termination fees, the conditions for consummation of the transaction and other matters described above. In addition, the parties discussed the terms of the employment agreements to be entered into at the time of execution of the Merger Agreement. See Section 12.

     On January 31, 1999, the Company Board met to consider the proposed transaction with Parent. Representatives of the Company's senior management and the Company's legal and financial advisors made presentations and reviewed certain matters. The Company's legal advisors reviewed with the Company Board the transaction terms that had been negotiated since the Board meeting on January 28, 1999. Goldman Sachs made a presentation including, among other things, a financial analysis of the proposed transaction with Parent and rendered its oral opinion, subsequently confirmed in writing, that as of such date, and based upon and subject to certain matters and assumptions, the Offer consideration and the Merger Consideration (as defined in Section 12) to be received by the holders of Shares in the Offer and the Merger, taken as a unitary transaction, are fair from a financial point of view to such holders. Following discussion, the Company Board unanimously approved the Offer and the Merger and determined to recommend that Company shareholders accept the Offer, tender their Shares thereunder and approve the Merger Agreement.

     On January 31, 1999, Parent's Board of Directors met to consider the proposed transaction with the Company. Representatives of Parent's senior management and Parent's legal and financial advisors made presentations and reviewed, among other things, the transaction terms that had been negotiated with the Company and the employment arrangements that had been agreed to with Messrs. Stewart and Johnston. Wasserstein Perella made a presentation including, among other things, a financial analysis of the proposed transaction with the Company and rendered its oral opinion, subsequently confirmed in writing, to the effect that, as of such date, subject to the various assumptions and limitations set forth therein, the consideration payable pursuant to the Merger Agreement is fair to Parent from a financial point of view. Following discussion, Parent's Board of Directors, by a unanimous vote of the directors present, approved and adopted the Merger Agreement and the transactions contemplated thereby and resolved to recommend that stockholders of Parent vote in favor of the issuance of Parent Common Stock in connection with the Merger and the amendment of the Certificate of Incorporation to increase to 400 million the number of authorized shares of Parent Common Stock.

     After the requisite approvals were obtained from the Company Board and the Parent Board, the Merger Agreement was executed on January 31, 1999. The parties issued a joint press release announcing execution of the Merger Agreement before the opening of the NYSE on February 1, 1999.

     12. THE MERGER AGREEMENT AND CERTAIN OTHER AGREEMENTS.

Merger Agreement

     The following is a summary of the Merger Agreement, which summary is qualified in its entirety by reference to the Merger Agreement which is filed as an exhibit to the Tender Offer Statement on Schedule 14D-1.

     The Offer. The Merger Agreement provides for the commencement of the Offer by Purchaser. The obligation of Purchaser to accept for payment Shares tendered pursuant to the Offer is subject only to the satisfaction or waiver by Purchaser of the conditions set forth in Section 15 hereof. Under the Merger Agreement, Purchaser may, in its sole discretion, waive any such condition (other than the Minimum Condition) and make any other changes in the terms and conditions of the Offer; provided that, unless previously approved by the Company in writing, no change may be made which (i) changes the Minimum Condition, (ii) decreases the price per Share payable in the Offer, (iii) changes the form of consideration payable in the Offer, (iv) increases or reduces the maximum number of Shares to be purchased in the Offer, (v) amends the Offer conditions set forth in Section 15 hereof or imposes additional conditions to the Offer, or (vi) makes other changes to the terms or conditions to the Offer that are adverse to the holders of Shares. Purchaser has agreed that, subject to the terms and conditions of the Merger Agreement, including the Offer Conditions, it will accept for payment and pay for Shares as soon as it is permitted to do so under applicable law. Purchaser has agreed that unless the Merger Agreement has been terminated pursuant to its terms and subject to the following sentence, Purchaser will extend the Offer from time to time in the event that, at a then-scheduled expiration date, all of the conditions set forth in Section 15 hereof have not been satisfied or waived as permitted pursuant to the Merger Agreement, each such extension not to exceed (unless otherwise consented to in writing by the Company) the lesser of 10 additional business days or such fewer number of days that Purchaser reasonably believes are necessary to cause such conditions to be satisfied. If, however, on April 2, 1999 (subject to extension pursuant to the proviso to this sentence), Purchaser has not consummated the Offer in accordance with its terms, Purchaser has agreed to terminate the Offer without the acceptance of any Shares previously tendered, and the parties have agreed, upon the terms and conditions of the Merger Agreement, to seek to consummate the Merger; provided, however, that such date may be further extended by Parent, but in no event beyond April 17, 1999, if Parent reasonably believes that the required regulatory approvals pursuant to the HSR Act and the EU Approval will be obtained during such extended period. In the event that the Merger Agreement is terminated, Purchaser has agreed to, and Parent has agreed to cause Purchaser to, promptly terminate the Offer without accepting any Shares for payment.

     The Merger. The Merger Agreement provides that, as soon as practicable after the satisfaction or waiver of the conditions to the Merger set forth therein, Purchaser will be merged with and into the Company in accordance with the IBCL. As a result of the Merger, the separate corporate existence of Purchaser will cease and the Company will continue as the surviving corporation (the "Surviving Corporation"). Pursuant to the terms of the Merger Agreement, at the Effective Time and without any further action on the part of the Company and Purchaser, the articles of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended so as to read in their entirety as set forth in the Merger Agreement and, as so amended, will be the articles of incorporation of the Surviving Corporation. At the Effective Time and without any further action on the part of the Company and Purchaser, the By-Laws of Purchaser shall be the By-Laws of the Surviving Corporation. The Merger Agreement provides that the directors of Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and that the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation.

     Conversion of Shares. The Merger Agreement provides that, except as provided below in "Cash Alternative Structure," at the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of any of the following securities: (i) if Purchaser has purchased, pursuant to the Offer, 80,916,766 Shares, each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company and Shares owned by Parent or Purchaser ("Cancellation Shares") which will be cancelled without consideration therefor) will be cancelled, extinguished and converted into the right to receive a number (rounded to the nearest one-millionth of a share) of fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio (as defined below); (ii) if the Offer is terminated on the Final Expiration Date but the Merger Agreement has not been terminated or if Purchaser shall have purchased, pursuant to the Offer, less than 80,916,766 Shares (the number of Shares so purchased, the "Purchased Share Number"), each Share issued and outstanding immediately prior to the Effective Time (other than Cancellation Shares) will be cancelled, extinguished and converted into the right to receive, (A) cash, in an amount equal to the product of Cash Proration Factor One (as defined below) multiplied by $37.125 and (B) a number (rounded to the nearest one-millionth of a share) of fully paid and non-assessable shares of Parent Common Stock equal to the product of (x) one minus Cash Proration Factor One multiplied by (y) the Exchange Ratio; and (iii) each Share of Purchaser issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and nonassessable share of identical common stock of the Surviving Corporation.

     If prior to the Effective Time, Parent or the Company, as the case may be, should split, combine or otherwise reclassify the Parent Common Stock or the Shares, or pay (or set a record date that is prior to the Effective Time with respect to) a stock dividend or other stock distribution in Parent Common Stock or Shares, or otherwise change the Parent Common Stock or Shares into any other securities, or make any other such stock dividend or distribution with respect to the Parent Common Stock or the Shares in capital stock of Parent or the Company or of their respective subsidiaries in respect of the Parent Common Stock or the Common Stock, respectively, then the Merger Agreement provides that the Merger Consideration and the

Exchange Ratio will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change to provide the holders of Shares, the same economic effect as contemplated by the Merger Agreement prior to such event.

     For purposes of the Merger Agreement, the "Exchange Ratio" is equal to the number (rounded to the nearest one-millionth) obtained by dividing $37.125 by the Parent Common Stock Price (as defined below); provided that the Exchange Ratio will not be less than 1.088710 or greater than 1.330645. The "Parent Common Stock Price" is equal to the average per share closing price of the Parent Common Stock on the NYSE Composite Transactions Tape for the twenty trading-day period ending on the second trading day prior to the Effective Time. "Cash Proration Factor One" means a fraction, of which (A) the numerator is equal to (x) 80,916,766 minus (y) the Purchased Share Number, if any, and (B) the denominator is equal to the number of Shares issued and outstanding immediately prior to the Effective Time (other than Cancellation Shares) (the "Final Outstanding Number").

     The Merger Agreement provides that each holder of Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock will receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the average closing price of the Parent Common Stock on the NYSE Composite Transactions Tape for the five trading days immediately prior to the Effective Time. The consideration provided for clauses (i) and (ii) in the paragraph above labelled "Conversion of Shares," together with the consideration provided for in the preceding sentence, is referred to herein as the "Merger Consideration" (except as described below under "Cash Alternative Structure").

     Cash Alternative Structure. Pursuant to the terms of the Merger Agreement, if (a) following the consummation of the Offer, either (x) the Parent Stockholders Meeting (as defined below under "Meetings") has occurred and at such meeting (or any adjournments thereof), the Parent Stockholder Approval (as defined below under "Representations and Warranties") is not obtained or (y) the Parent Stockholder Approval has not been obtained prior to the 45th day after the Registration Statement (as defined below under "Meetings") is declared effective by the Commission, (or, if there exists at such time any injunction or other order which prohibits, restrains, enjoins or restricts Parent from holding the Parent Stockholders Meeting or a stop order suspending the effectiveness of the Registration Statement has been issued by the Commission, by not later than the 30th day after such 45th day) or (b) all three of the following have occurred: (i) the Offer is terminated at the Final Expiration Date and the Merger Agreement has not been terminated, (ii) the Parent Stockholders Meeting has occurred and at such meeting (or any adjournments thereof) the Parent Stockholder Approval is not obtained and (iii) the Haas Family Stockholders, which as of the date of the Merger Agreement owned approximately 39% of the outstanding voting power of the Parent Common Stock, shall not have voted the greater of (A) 95% of the shares of Parent Common Stock beneficially owned by such entities and their affiliates as of the date of the Merger Agreement (approximately 35% of the outstanding voting power of the Parent Common Stock as of such date) and (B) such number of shares so owned by such entities on the record date for the Parent Stockholders Meeting in favor of the Parent Stockholders Approval, the Parent Stockholders Approval shall not be a condition to consummation of the Merger, and the Merger Consideration to be received in respect of shares of Common Stock in the Merger will be modified (the "Cash Alternative Structure") as set forth below.

     In the event that the Cash Alternative Structure is required to be effected, then notwithstanding anything to the contrary provided for in the Merger Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of Parent Common Stock or Common Stock, each Share issued and outstanding immediately prior to the Effective Time (other than Cancellation Shares) will be cancelled, extinguished and converted into the right to receive:

           (i) if Purchaser has purchased, pursuant to the Offer, 80,916,766 Shares, (a) cash, in an amount equal to the product of (x) Cash Proration Factor Two (as defined below), multiplied by (y) the product of the Exchange Ratio and the Adjusted Parent Common Stock Price (as defined below); and (b) a number (rounded to the nearest ten-thousandth of a share) of fully paid and non-assessable shares of

     Parent Common Stock equal to the product of (x) the Exchange Ratio multiplied by (y) one minus Cash Proration Factor Two.

          (ii) if the Offer is terminated but the Merger Agreement has not been terminated or if the Purchased Share Number is less than 80,916,766, (a) cash, in an amount equal to the sum of (x) the product of Cash Proration Factor One, multiplied by $37.125 plus (y) the product of (A) Cash Proration Factor Two minus Cash Proration Factor One, multiplied by (B) the product of the Exchange Ratio and the Adjusted Parent Common Stock Price and (b) a number (rounded to the nearest ten-thousandth of a share) of fully paid and non-assessable shares of Parent Common Stock equal to the product of (x) the Exchange Ratio multiplied by (y) one minus Cash Proration Factor Two.

     "Cash Proration Factor Two" is a fraction, of which (A) the numerator is equal to (x) the Final Outstanding Number minus (y) the Maximum Share-for-Share Number and (B) the denominator of which is equal to the Final Outstanding Number. The "Maximum Share-for-Share Number" is equal to (A) the maximum number of shares of Parent Common Stock that may be issued by Parent in the Merger without a vote of its stockholders pursuant to the DGCL, the applicable rules of the NYSE or otherwise (taking into account all shares of Parent Common Stock then outstanding or reserved for issuance in connection with any securities, options or rights convertible into, exchangeable or exercisable for Parent Common Stock (including, without limitation, Company Stock Options (as defined below under "Stock Options") not cancelled pursuant to the Merger Agreement)), divided by (B) the Exchange Ratio. The "Adjusted Parent Common Stock Price" is equal to the average per share closing price of the Parent Common Stock on the NYSE Composite Transactions Tape for the five trading-day period ending on the second trading day prior to the Effective Time.

     Stock Options. The Merger Agreement provides that as soon as practicable following the date of the Merger Agreement, the Board of Directors of the Company will adopt such resolutions or take such other actions as may be required to adjust the terms of all outstanding employee or director stock options to purchase shares of Common Stock and any related stock appreciation rights ("Company Stock Options") granted under any stock option or stock purchase plan, program or arrangement of the Company and its subsidiaries, including without limitation, the 1989 Incentive Plan and the 1997 Incentive Plan (collectively, the "Stock Plans"), to provide that, at the Effective Time, each Company Stock Option outstanding immediately prior to the Effective Time will (except to the extent that Parent and the holder of a Company Stock Option otherwise agree prior to the Effective Time and except as otherwise provided in the Merger Agreement with respect to any qualified stock options): (a) if such Company Stock Option is or becomes exercisable before the Merger or as a consequence of the transactions contemplated by the Merger Agreement and the holder of such Company Stock Option elects by written notice to Parent prior to the date 10 business days prior to the Effective Time to receive the payment contemplated by this clause (a), be cancelled in exchange for a payment from the Surviving Corporation (subject to any applicable withholding taxes) equal to the product of (1) the total number of Shares subject to such Company Stock Option and (2) the excess of $37.125 over the exercise price per Share subject to such Company Stock Option; or (b) with respect to any Company Stock Option not canceled pursuant to clause (a) above, be deemed to constitute an option to acquire, on the same terms and conditions (including, if any, related stock appreciation rights and limited stock appreciation rights) as were applicable under such Company Stock Option, the number of shares of Parent Common Stock equal to the product of (1) the number of shares of Common Stock issuable upon exercise of such Company Stock Option and (2) the Exchange Ratio, at a price per share equal to (1) the exercise price per share for the shares of Common Stock otherwise purchasable pursuant to such Company Stock Option divided by (2) the Exchange Ratio.

     The Merger Agreement also provides that, except as provided therein or as otherwise agreed to by the parties, the Stock Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary will terminate as of the Effective Time, and the Company will ensure that following the Effective Time no holder of a Company Stock Option nor any participant in any Stock Plan will have any right thereunder to acquire equity securities of the Company or the Surviving Corporation. With respect to the Company Stock Options not canceled pursuant to clause (a) in the preceding paragraph, Parent will, as of the Effective Time, reserve for issuance a number of shares of Parent Common Stock equal to the number of shares which may become issuable upon exercise of such Company Stock Options, such number not to be reduced except to the extent such options or related stock appreciation rights are exercised, cancelled or terminated pursuant to their terms.

     Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto, including representations by the Company as to the Company's (and, subject to certain exceptions, its subsidiaries') jurisdiction of organization and qualification, capitalization, power and authority to enter into and consummate the transactions pursuant to the Merger Agreement, absence of conflicts between organizational documents, laws and agreements and the transactions pursuant to the Merger Agreement, governmental consents in connection with the transactions pursuant to the Merger Agreement, permits, filings with the Commission, financial statements, absence of certain changes since June 30, 1998 (including the absence of any material adverse effect with respect to the Company), litigation, employee benefit plans, tax matters, environmental matters, "Y2K" compliance and intellectual property matters.

     The Merger Agreement includes representations and warranties of Parent and Purchaser concerning Parent's (and subject to certain exceptions, its subsidiaries') and Purchaser's jurisdiction of organization and qualification, capitalization, power and authority to enter into and consummate the transaction pursuant to the Merger Agreement, absence of conflicts between organizational documents, laws and agreements and the transactions pursuant to the Merger Agreement, governmental consents in connection with the transactions pursuant to the Merger Agreement, permits, filings with the Commission, financial statements, absence of certain changes since December 31, 1997 (including the absence of any material adverse effect with respect to Parent), litigation, employee benefit plans and environmental matters.

     Agreements of the Company, Parent and Purchaser.

     Conduct of Business of the Company Pending the Merger. In the Merger Agreement, the Company agreed that, during the period from the date thereof to the Effective Time, unless Parent otherwise consents in writing (which consent shall not be unreasonably withheld) or except as permitted by the Merger Agreement, the businesses of the Company and its subsidiaries will be conducted in all material respects only in the ordinary course of business and in substantially the same manner as previously conducted. The Company agreed that (subject to certain exceptions), between the date of the Merger Agreement and the Effective Time, neither the Company nor any of its subsidiaries would, directly or indirectly do, or commit to do, any of the following without the prior written consent of Parent, which consent may not be unreasonably withheld:

          (a) amend or otherwise change its Articles of Incorporation or By-Laws or the equivalent organizational documents or the agreement;

          (b) issue, deliver, sell, pledge, dispose of or encumber, or authorize or commit to the issuance, sale, pledge, disposition or encumbrance of, (i) any shares of capital stock of any class, any Company voting debt or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any Company voting debt or any other ownership interest of the Company or any of its subsidiaries (except for the issuance of Shares (and the related Rights) required to be issued pursuant to the terms of Company Stock Options outstanding as of January 31, 1999) or (ii) any assets of the Company or any of its subsidiaries that are, individually or in the aggregate, material to the business of the Company and its subsidiaries, taken as a whole, except for sales of products in the ordinary course of business and in a manner consistent with past practice;

          (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than (i) regular quarterly dividends with usual record and payment dates for dividends consistent with past practice (unless otherwise required by the Merger Agreement), in an amount not to exceed $.13 per share, (ii) dividends by wholly owned subsidiaries of the Company; and (iii) dividends required to be paid pursuant to the terms of organizational documents of non-wholly owned subsidiaries in effect on the date of the Merger Agreement;

          (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than pursuant to Company Stock Options and Stock Plans in accordance with their terms as in effect on the date of the Merger Agreement;

          (e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money other than short-term borrowings under the Company's existing credit facilities or issue any debt securities or, other than in the ordinary course of business and in amounts that are not material, assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances (other than loans or advances to employees of the Company and its subsidiaries in the ordinary course of business consistent with past practice or guarantees of obligations of subsidiaries) or make any capital contributions to, or investments in, any other person, other than in the ordinary course of business and in amounts that are not material; (iii) enter into any material contract or agreement other than in the ordinary course of business consistent with past practice; or (iv) authorize any single capital expenditure which is in excess of $10 million or capital expenditures which are, in the aggregate, in excess of $50 million for the Company and its subsidiaries taken as a whole (except to the extent such expenditures were disclosed to Parent in the Company's budget as of the date of the Merger Agreement);

          (f) except to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on the date of the Merger Agreement and except for renewals in the ordinary course, increase the compensation or fringe benefits of any of its directors, officers or employees, except for increases in salary or wages or, in connection with a promotion or change in position granted in the ordinary course, benefits received by employees of the Company or its subsidiaries who are not one of the 50 officers of the Company with the highest base salary in the ordinary course of business in accordance with past practice, or grant any severance or termination pay not currently required to be paid under existing severance plans or contracts other than in the ordinary course of business consistent with past practice to, or enter into any employment, consulting or severance agreement or arrangement with any present or former director, officer or other employee of the Company or any of its subsidiaries (other than an agreement with an employee who is not one of the 50 officers of the Company with the highest base salary), or, except as is required by law, establish, adopt, enter into or amend or terminate any collective bargaining agreement, Company Plan (as defined in the Merger Agreement) or employee benefit arrangement that would have been Company Plans if they were in effect as of the date of the Merger Agreement, including, but not limited to, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

          (g) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting practices or principles used by it;

          (h) except as may be required by law, make any material tax election, make or change any method of accounting with respect to taxes, file any amended tax returns that may have a material adverse effect on the tax position of the Company or any of its subsidiaries or settle or compromise any material federal, state, local or foreign tax liability;

          (i) settle or compromise any pending or threatened suit, action or claim which is material to the Company or any of its subsidiaries, taken as a whole, or which relates to the transactions contemplated by the Merger Agreement;

          (j) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries not constituting an inactive subsidiary (other than the Merger);

          (k) pay, discharge or satisfy any material claims, liabilities or obligations, other than the payment, discharge or satisfaction (i) in the ordinary course of business and consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in the financial statements of the Company, (ii) of liabilities incurred in the ordinary course of business and consistent with past practice and (iii) of liabilities required to be paid, discharged or satisfied;

          (l) enter into any "non-compete" or similar agreement; or

          (m) propose to do or agree to do any of the foregoing or propose to take any action which would make any of the representations or warranties of the Company contained in the Merger Agreement untrue and incorrect as of the date when made if such action had then been taken, or would result in any of the conditions set forth in Section 15 hereof not being satisfied.

     Conduct of Business of Parent Pending the Merger. In the Merger Agreement, Parent agrees that, during the period from the date of the Merger Agreement to the Effective Time Parent will use its reasonable best efforts to preserve substantially intact its and its subsidiaries' current business organizations, keep available the services of present officers and key employees and preserve the present relationships of the Parent and its subsidiaries to the end that their goodwill and ongoing businesses shall be materially unimpaired at the Effective Time. In the Merger Agreement, Parent agreed that (subject to certain exceptions), between the date of the Merger Agreement and the Effective Time, neither Parent nor any of its subsidiaries would directly or indirectly do, or commit to do, any of the following without the prior written consent of the Company, which consent may not be unreasonably withheld:

          (a) in the case of Parent only, amend or otherwise change its Certificate of Incorporation or By-Laws (other than the Charter Amendment(as defined below under "Meetings"));

          (b) in the case of Parent only, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than regular quarterly dividends with usual record and payment dates consistent with past practice (unless otherwise required by the Merger Agreement), in an amount not to exceed $.18 per share);

          (c) in the case of Parent only, adopt a plan of complete or partial liquidation or dissolution;

          (d) in the case of Parent only, deliver, sell, dispose of, or authorize or commit to the issuance, sale or disposition of any shares of capital stock of any class, any voting debt of Parent or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any voting debt of Parent (except for the issuance of options in the ordinary course consistent with past practice and except for issuances in connection with acquisitions or mergers permitted by the Merger Agreement);

          (e) in the case of Parent only, redeem, purchase or otherwise acquire, directly or indirectly, any capital stock of Parent, other than pursuant to options and benefit plans;

          (f) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof if (i) the aggregate consideration is in excess of $500 million for any individual transaction and $750 million for all such transactions or (ii) such acquisition would be reasonably likely to prevent or materially delay the Offer or the Merger; or

          (g) propose to do or agree to do any of the foregoing or any action which would be reasonably likely to prevent or materially delay the Offer or the Merger or make any of the representations or warranties of Parent or Purchaser contained in the Merger Agreement untrue and incorrect as of the date when made if such action had then been taken.

     Coordination of Dividends. The Company and Parent agreed in the Merger Agreement to coordinate with each other the declaration and payment of dividends in respect of the Shares and the Parent Common Stock and the record dates and the payment dates relating thereto, so that holders of Shares not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their Shares and/or shares of Parent Common Stock any such holder receives in exchange therefor pursuant to the Merger.

     Meetings. The Company agreed in the Merger Agreement that, acting through its Board of Directors, it will call and hold a meeting of its shareholders as soon as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby (the "Company Shareholders Meeting") and except to the extent otherwise required by the fiduciary duties of the Board of Directors of the Company under applicable law, (i) include in the joint proxy statement to be filed in connection with the Company Shareholders Meeting and the Parent Stockholders Meeting referred to below (the "Proxy Statement") the unanimous recommendation of the Board of Directors that the shareholders of the Company vote in favor of the approval of the Merger Agreement and the transactions contemplated thereby and (ii) use its reasonable best efforts to obtain the necessary approval of the Merger Agreement and the transactions contemplated thereby by its shareholders. In the Merger Agreement, the Company represented that the approval of the Merger Agreement by the holders of a majority of all votes entitled to be cast by the Common Stock (the "Company Shareholder Approval") is the only vote of the shareholders of the Company necessary to authorize the Merger Agreement. Parent has agreed to cause Purchaser to, and Purchaser shall vote all shares of Common Stock acquired by Purchaser pursuant to the Offer or otherwise owned by Parent or Purchaser (the "Tendered Shares") in favor of the approval of the Merger Agreement at the Company Shareholders Meeting or any adjournment thereof. In addition, between the date of consummation of the Offer and the date of the Company Shareholders Meeting, Parent and Purchaser have agreed that neither shall sell, transfer, dispose of or encumber in any manner or otherwise subject to any voting or other agreement with any third party any of the Tendered Shares or any voting rights with respect thereto.

     Parent agreed in the Merger Agreement that, acting through its Board of Directors, it will call and hold a meeting (the "Parent Stockholders Meeting") of its stockholders as soon as practicable following the consummation of the Offer for the purpose of considering and taking action on the issuance of the shares of Parent Common Stock and the Charter Amendment (as defined below) and
(i) include in the Proxy Statement relating thereto the recommendation of the Board of Directors that the stockholders of Parent vote in favor of the approval of the issuance of the shares of Parent Common Stock and the Charter Amendment and the written opinion of Wasserstein Perella to the effect that, as of the date of such opinion, the consideration to be paid by Parent to the holders of shares of the Company Common Stock in the Offer and the Merger is fair to Parent from a financial point of view and (ii) use its reasonable best efforts to obtain the necessary approval of the issuance of the shares of Parent Common Stock and the Charter Amendment by its stockholders. In the Merger Agreement, Parent represented that (where the Cash Alternative Structure is not required to be effected), (i) the issuance of the shares of Parent Common Stock in the Merger pursuant to the Merger Agreement requires the approval of a majority of the votes cast at a meeting at which there is a quorum by the holders of the Parent Common Stock and the convertible preferred stock of Parent, voting together and not as separate classes and (ii) the amendment to the Certificate of Incorporation of Parent to increase the number of authorized shares of Parent Common Stock to 400 million (the "Charter Amendment") requires the approval of the holders of a majority of the outstanding shares of (A) Parent Common Stock, voting as a class, and (B) Parent Common Stock and such convertible preferred stock, voting together and not as separate classes (collectively, the "Parent Stockholder Approval").

     Parent and the Company agreed in the Merger Agreement to use their reasonable best efforts to hold the Company Shareholders Meeting and the Parent Stockholders Meeting on the same day. Parent agreed in the Merger Agreement to use its reasonable best efforts, subject to compliance with the applicable rules and regulations under the Exchange Act governing the solicitation of proxies, to cooperate with the Company in obtaining the agreement of the record holders of the shares of Parent Common Stock owned by the Haas Family Stockholders to enter into a voting agreement with the Company substantially in the form provided by the Company to Parent prior to the date of the Merger Agreement. In addition, as soon as practicable following the date of the Merger Agreement, the Company and Parent agreed to prepare and file with the SEC under the Exchange Act and the rules and regulations promulgated thereunder the Proxy Statement and Parent shall prepare and file with the Commission a registration statement on Form S-4 with respect to the issuance of Parent Common Stock (the "Registration Statement"), in which the Proxy Statement will be included as a prospectus. Each of the Company and Parent agreed to use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing.

     Company Board Representation. Promptly upon the purchase by Purchaser of Shares pursuant to the Offer and, from time to time thereafter, subject to the terms of the Merger Agreement, Purchaser will be entitled by the terms thereof to designate up to such number of directors (the "Parent Designees"), rounded up to the next whole number, on the Board of Directors of the Company as will give Purchaser representation on the Board of Directors equal to the product of the total number of directors on such Board (giving effect to the directors elected as described in this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser or any affiliate of Purchaser bears to the total number of Shares then outstanding, and the Company has agreed, at such time, promptly to take all action necessary to cause the Parent Designees to be so elected, including either increasing the size of the Board of Directors or securing the resignations of incumbent directors or both. Following the appointment of the Parent Designees as described in the previous sentence and prior to the Effective Time, the Merger Agreement provides that the Board of Directors of the Company will form a committee of the Board comprised solely of directors who are not Parent Designees (the "Continuing Director Committee"), which committee will be delegated sole responsibility for the following matters:
(i) any amendment, or waiver, of any term or condition of the Merger Agreement or the Articles of Incorporation or By-Laws of the Company; (ii) any termination of the Merger Agreement by the Company; (iii) any extension by the Company of the time for performance of any of the obligations or other acts of Purchaser or Parent under the Merger Agreement; (iv) any waiver, assertion or enforcement of the Company's rights under the Merger Agreement; (v) any other consent, agreement or action by the Company or the Company's Board of Directors with respect to the Merger Agreement; (vi) the declaration of quarterly dividends in an amount not to exceed $.13 per share of Company Common Stock; and (vii) permitted changes in the composition, compensation or benefits of the senior management of the Company and its operating divisions.

     No Solicitation of Transactions. Pursuant to the Merger Agreement, the Company, its affiliates and their respective officers, directors, employees, representatives and agents agreed immediately to cease any existing discussions or negotiations, if any, with any parties conducted prior to the date thereof with respect to any Business Combination Proposal (as defined below). Prior to the purchase of Shares pursuant to the Offer, the Merger Agreement provides that the Company may, directly or indirectly, furnish information and access, in each case only in response to a request for such information or access to any person made after the date thereof which was not encouraged, solicited or initiated by the Company or any of its affiliates or any of its or their respective officers, directors, employees, representatives or agents after the date hereof, pursuant to appropriate confidentiality agreements containing terms substantially similar to those contained in the confidentiality agreement between the Company and Parent dated November 24, 1998, and may participate in discussions and negotiate with such person concerning any Business Combination Proposal, if, and only to the extent that, (i) such person has submitted a written Business Combination Proposal to the Company Board relating to any such transaction, (ii) the Company Board, after consultation with its independent financial advisers, determines in good faith that (x) the person making such Business Combination Proposal is reasonably capable of completing such Business Combination Proposal, taking into account the legal, financial, regulatory and other aspects of such Business Combination Proposal and the person making such Business Combination Proposal and (y) such Business Combination Proposal would reasonably be expected to be a Superior Proposal (as defined below) and (iii) the Company Board determines in good faith, based upon the advice of outside counsel to the Company, that, assuming such Business Combination Proposal is a Superior Proposal, failure to take such action would violate its fiduciary duties under applicable law. The Company Board of Directors of the Company has agreed to notify Parent promptly (but in any event within 24 hours) if any such proposal is made and shall in such notice indicate in reasonable detail the identity of the offeror and the material terms and conditions of any proposal and shall keep Parent promptly advised of the status and material terms of any such inquiry, offer or proposal. Except as described in this paragraph, the Company and its affiliates have agreed pursuant to the Merger Agreement to use their reasonable best efforts to cause their respective officers, directors, employees, representatives or agents not to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent and Purchaser, any affiliate or associate of Parent and Purchaser or any designees of Parent or Purchaser) concerning any Business Combination Proposal; provided, however, that nothing therein would prevent the Company Board from taking, and disclosing to the Company's shareholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer or from making any disclosure ("Required Disclosure") to its shareholders if the Company Board shall conclude in good faith that such disclosure is required under applicable law; provided, further, that the Company Board will not recommend that the shareholders of the Company tender their shares of Common Stock in connection with any such tender offer unless the Company Board has determined in good faith, based upon the advice of outside counsel to the Company, that failing to take such action would constitute a breach of the Company Board's fiduciary duty under applicable law. The Company agreed, pursuant to the Merger Agreement not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party, unless the Board shall have determined in good faith, based upon the advice of outside counsel, that failing to release such third party or waive such provisions would constitute a breach of the Company Board's fiduciary duty under applicable law. A "Business Combination Proposal" means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Company or any of its material subsidiaries, or any proposal or offer (in each case, whether or not in writing and whether or not delivered to the stockholders of a party generally) to acquire in any manner, directly or indirectly, a substantial equity interest in or a substantial portion of the assets of the Company or any of its material subsidiaries, other than pursuant to the transactions contemplated by the Merger Agreement. A "Superior Proposal" is a Business Combination proposal that involves payment of consideration to the Company's shareholders and other terms and conditions that, taken as a whole, are superior to the Offer and the Merger.

     Employee Benefits Matters. On and after the Effective Time, the Merger Agreement provides that Parent will cause the Surviving Corporation and its subsidiaries to promptly pay or provide when due all compensation and benefits as provided pursuant to the terms of, and to honor in accordance with their currently existing terms (except to the extent amended or terminated in accordance with such terms), all compensation arrangements, employment agreements and employee or director benefit plans, programs and policies in existence as of the date thereof for all employees (and former employees) and directors (and former directors) of the Company and its subsidiaries. Parent agreed in the Merger Agreement to cause the Surviving Corporation, for the period commencing at the Effective Time and ending on December 31, 2000, to provide employee benefits under plans, programs and arrangements which, in the aggregate, will provide benefits to the employees of the Surviving Corporation and its subsidiaries (other than employees covered by a collective bargaining agreement) which are no less favorable in the aggregate than those provided pursuant to the plans, programs and arrangements (other than those related to the equity securities of the Company) of the Company and its subsidiaries in effect on the date of the Merger Agreement.

     Directors' and Officers' Indemnification and Insurance. The Merger Agreement provides that the Articles of Incorporation of the Surviving Corporation will contain provisions no less favorable with respect to indemnification than are set forth in the Articles of Incorporation of the Company, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers or employees of the Company. Parent agreed (subject to certain limitations) in the Merger Agreement to cause to be maintained in effect for six years from the Effective Time the current policies (or appropriate substitute policies) of the directors' and officers' liability insurance maintained by the Company with respect to matters or events occurring prior to the Effective Time to the extent available; provided, however, that in no event shall Parent or the Company be required to expend more than an amount per year equal to 200% of current annual premiums paid by the Company . In addition, Parent agreed in the Merger Agreement, for six years after the Effective Time, that it will or will cause the Surviving Corporation to indemnify and hold harmless each present and former director and officer of the Company, determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters relating to their duties or actions in their capacity as officers and directors and existing or occurring at or prior to the Effective Time to the fullest extent permitted under applicable law.

     Certain Other Actions. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, each of the parties thereto will use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement as soon as practicable, including but not limited to (i) cooperating in the preparation and filing of the Offer documents, the Proxy Statement, the Registration Statement, any required filings under the HSR Act or other foreign filings and any amendments to any thereof; (ii) promptly making all required regulatory filings and applications including without limitation, responding promptly to requests for further information, to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and its subsidiaries as are necessary for the consummation of the transactions contemplated by the Merger Agreement and to fulfill the conditions to the Offer and the Merger; (iii) avoiding the entry of, or having vacated or terminated, any decree, order, or judgment that would restrain, prevent, or delay the consummation of the Offer or the Merger, including but not limited to defending through litigation on the merits any claim asserted in any court by an party; and (iv) taking any and all reasonable steps necessary to avoid or eliminate each and every impediment under any antitrust, competition, or trade regulation law that is asserted by any governmental entity with respect to the Offer or the Merger so as to enable the consummation of the Offer or the Merger to occur as expeditiously as possible, including but not limited to, proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of the Parent or the Company or any of their respective subsidiaries, (or otherwise taking or committing to take any action that limits, in any material respect, the freedom of action with respect to, or its ability to retain, any of the businesses, product lines, or assets of Parent, the Company or their respective subsidiaries) as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the consummation of the Offer or the Merger; provided, however, that Parent will not be required to agree to any hold separate order, sale, divestiture, or disposition of assets or businesses of Parent or the Company which account, in the aggregate, for more than $160 million in sales of Parent or the Company, as the case may be, in the most recently completed fiscal year. At the request of Parent, the Company will be required to agree to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, product lines or assets of the Company or any of its subsidiaries, provided that any such action may be conditioned upon the consummation of the Merger. Notwithstanding anything to the contrary contained in the Merger Agreement, in connection with any filing or submission required or action to be taken by Parent, the Company, or any of their respective Subsidiaries to consummate the Offer and the Merger or other transactions contemplated in the Merger Agreement, the Company shall not, without Parent's prior written consent, recommend, suggest, or commit to any sale, divestiture or disposition of assets or businesses of the Company or its Subsidiaries. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of the Merger Agreement, the proper officers and directors of each party to the Merger Agreement shall use their reasonable best efforts to take all such necessary action.

     Parent Board of Directors. Effective at the Effective Time, Parent agreed in the Merger Agreement to increase the size of its Board of Directors by adding three directorships and to elect Mr. S. Jay Stewart and two other current directors of the Company to be mutually agreed by the Company and Parent.

     Conditions to the Merger.

     Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger are, pursuant to the Merger Agreement, subject to the satisfaction at or prior to the Effective Time of the following conditions: (i) the Company Shareholder Approval having been obtained; (ii) except if the Cash Alternative Structure is required, the Parent Stockholder Approval having been obtained; (iii) no statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) having been enacted, entered, promulgated or enforced by any United States, foreign, federal or state court or governmental authority and being in effect which prohibits, restrains, enjoins or restricts the consummation of the Merger; (iv) unless Purchaser has terminated the Offer without terminating the Merger Agreement, Purchaser having purchased Shares pursuant to the Offer; (v) the Parent Common Stock to be issued in the Merger and such other shares to be reserved for issuance in connection with the Merger having been approved for listing on the NYSE, subject to official notice of issuance and (vi) the Registration Statement having been declared effective by the Commission under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall having been issued by the Commission and no proceedings for that purpose initiated or threatened by the Commission.

     Additional Conditions to Obligation of Parent and Purchaser to Effect the Merger. If the Offer is terminated and the Merger Agreement has not been terminated, then the obligations of Parent and Purchaser to consummate the Merger are also subject, pursuant to the terms of the Merger Agreement, to the satisfaction at or prior to the Effective Time of the following conditions: (i) the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to material adverse effect being true and correct immediately prior to the Effective Time (except to the extent such representations and warranties shall have been made as of an earlier date, in which case such representations and warranties being so true and correct as of such earlier date) with the same force and effect as if then made; (ii) the representations and warranties of the Company set forth in the Merger Agreement that are not qualified as to Material Adverse Effect (as defined in the Merger Agreement) being true and correct in all material respects immediately prior to the Effective Time (except to the extent such representations and warranties shall have been made as of an earlier date, in which case such representations and warranties being true and correct in all material respects as of such earlier date) with the same force and effect as if then made; (iii) the Company having performed and complied in all material respects with all agreements and covenants required to be performed or complied with by it on or before the Effective Time; (iv) there not having been instituted and continuing or pending any suit, action or proceeding brought by any U.S. governmental authority before any federal or state court with respect to the transactions contemplated by the Merger Agreement which would reasonably be expected to have the effect of making illegal or otherwise restraining or prohibiting the Merger; (v) All waiting periods under the HSR Act having expired or having been terminated and the EU Approval having been received; (vi) any applicable waiting periods applicable to the Merger under any laws or regulations of any foreign jurisdiction in which either the Company or Parent (directly or through subsidiaries, in each case) has material assets or conducts material operations, having expired or been terminated, and all regulatory approvals applicable to the Merger having been obtained, other than such waiting periods and approvals the failure of which to be satisfied or obtained would not have a material adverse effect on the Company or Parent.

     Additional Conditions to Obligation of the Company to Effect the Merger. If the Offer is terminated but the Merger Agreement has not been terminated, then the obligations of the Company to consummate the Merger shall also be subject to the satisfaction at or prior to the Effective Time of the following conditions: (i) the representations and warranties of Parent and Purchaser set forth in the Merger Agreement that are qualified as to material adverse effect being true and correct immediately prior to the Effective Time (except to the extent such representations and warranties were made as of an earlier date, in which case such representations and warranties having been so true and correct as of such earlier date) with the same force and effect as if then made and (ii) the representations and warranties of Parent and Purchaser set forth in the Merger Agreement that are not qualified as to material adverse effect being true and correct in all material respects immediately prior to the Effective Time (except to the extent such representations and warranties were made as of an earlier date, in which case such representations and warranties having been true and correct as of such earlier date) with the same force and effect as if then made; (iii) Parent and Purchaser having performed and complied in all material respects with all agreements and covenants required to be performed or complied with by them on or before the Effective Time; (iv) all waiting periods under the HSR Act having expired or been terminated and the EU Approval having been received; and (v) any applicable waiting periods applicable to the Merger under any laws or regulations of any foreign jurisdiction in which either the Company or Parent (directly or through subsidiaries, in each case) has material assets or conducts material operations, having expired or been terminated, and all regulatory approvals applicable to the Merger having been obtained, other than such waiting periods and approvals the failure of which to be satisfied or obtained would not have a material adverse effect on Parent after the Merger.

     Termination. The Merger Agreement may be terminated pursuant to its terms and the Offer and Merger contemplated thereby may be abandoned at any time prior to the Effective Time, notwithstanding approval hereof by the shareholders of the Company or the stockholders of Parent:

          (i) by mutual written consent of Parent, Purchaser and the Company;

          (ii) by Parent or the Company if any court of competent jurisdiction or other governmental body located or having jurisdiction within the United States or any country or economic region in which either the Company or Parent, directly or indirectly, has material assets or operations, shall have issued a final order, injunction, decree, judgment or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, injunction, decree, judgment, ruling or other action is or becomes final and nonappealable;

          (iii) unless the Offer has been consummated, by the Company if (a) there has been a breach of any representation or warranty on the part of Parent or Purchaser contained in the Merger Agreement which would have a material adverse effect with respect to Parent, (b) there has been a breach of any covenant or agreement on the part of Parent or the Purchaser contained in the Merger Agreement which would have a material adverse effect with respect to Parent or which materially adversely affects the consummation of the Offer (unless the Offer has been terminated but the Merger Agreement has not been terminated) or the Merger, and which, in the case of clauses (a) and (b), has not been cured prior to the 20th business day following notice of such breach, (c) the Merger has not been consummated on or prior to November 30, 1999 (unless such failure is caused by or results from the failure of any representation or warranty of the Company to be true and correct in any material respect or the failure of the Company to perform in any material respect any of its covenants or agreements contained in the Merger Agreement) or (d) any person has made a bona fide written offer to acquire the Company which was not solicited after the date of the Merger Agreement (1) that the Board of Directors of the Company determines in its good faith judgment is a Superior Proposal and (2) as a result of which the Board of Directors determines in good faith, based upon the advice of outside counsel, that failure to take such action would violate its fiduciary duties under applicable law; provided, however, that not less than two business days prior to such termination, the Merger Agreement provides that Company must notify Parent of its intention to terminate the Merger Agreement pursuant to the provision described in this clause and must cause its respective financial and legal advisers to negotiate during such two-day period with Parent to make such adjustments in the terms and conditions of the Merger Agreement as would enable the Company to proceed with the transactions contemplated therein on such adjusted terms, and notwithstanding such negotiations and adjustments, the Board concludes, in its good faith judgment, that the transactions contemplated in the Merger Agreement on such terms as adjusted, are not at least as favorable to the shareholders of the Company as such offer; provided, further, that such termination under this clause will not be effective until the Company has made payment of the termination fee described below;

          (iv) unless the Offer has been consummated, by Parent if (a) there has been a breach of any representation or warranty on the part of the Company contained in the Merger Agreement which would have a material adverse effect with respect to the Company, (b) there has been a breach of any covenant or agreement on the part of the Company contained in the Merger Agreement which would have a material adverse effect on the Company or which materially adversely affects the consummation of the Offer (unless the Offer has been terminated and the Merger Agreement has not been terminated) or the Merger, and which, in the case of clauses (a) and (b), shall not have been cured prior to the 20th business day following notice of such breach or (c) the Board of Directors of the Company has withdrawn or modified in a manner adverse to Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger, has recommended another Business Combination Proposal or has failed to publicly affirm its approval or recommendation of the Offer, the Merger Agreement and the Merger within 15 days of Parent's request, which request may only be made with respect to any Business Combination Proposal on a single occasion, after any Business Combination Proposal has been disclosed to the Company's shareholders generally, or shall have resolved to effect any of the foregoing;

          (v) if the Offer has been terminated (but the Merger Agreement has not been terminated) by Parent if the Merger has not been consummated on or prior to November 30, 1999 (unless such failure is caused by or results from the failure of any representation or warranty of Parent to be true and correct in any material respect or the failure of Parent to perform in any material respect any of its covenants or agreements contained in the Merger Agreement);

          (vi) unless the Offer shall have been consummated, by Parent or the Company if the Company Shareholder Approval shall not have been obtained upon a vote held at the Company Shareholders Meeting (or any adjournment thereof); or

          (vii) unless the Offer has been consummated or the Cash Alternative Structure is required to be effected, by Parent or the Company if the Parent Stockholder Approval has not been obtained upon a vote held at the Parent Stockholders Meeting (or any adjournment thereof).

     Breakup Fees.  If:

          (i) (x) Parent or the Company terminates the Merger Agreement pursuant to clause (vi) above, (y) on or prior to the date of the Company Stockholders Meeting any person (including the Company but not including Parent or Purchaser) has made a public announcement with respect to a Third Party Acquisition (as defined below) that contemplates a direct or indirect consideration (or implicit valuation) for Shares (including the value of any stub equity) in excess of the Merger Consideration and (z) within 12 months following such termination, the Company, directly or indirectly, enters into an agreement with respect to a Third Party Acquisition, or a Third Party Acquisition occurs;

          (ii) (x) the Company terminates the Merger Agreement pursuant to clause (iii)(c) above at a time when Parent would have been permitted to terminate the Merger Agreement pursuant to clause (iv)(b) above as a result of a willful or bad faith breach of any covenant or agreement contained in the Merger Agreement, (y) prior to such termination, any person (not including Parent or Purchaser) has disclosed publicly or to the Company a Third Party Acquisition that contemplates a direct or indirect consideration (implicit valuation) for Shares (including the value of any stub equity) in excess of the Merger Consideration and (z) within 12 months following such termination, the Company directly or indirectly, enters into an agreement with respect to a Third Party Acquisition, or a Third Party Acquisition occurs; or

          (iii) (x) the Company terminates the Merger Agreement pursuant to clause (iii)(d) above or (y) the Company terminates the Merger Agreement pursuant to clause (iii)(c) above and at such time Parent would have been permitted to terminate the Merger Agreement under clause (iv)(c) above or
     (z) Parent terminates the Merger Agreement pursuant to clause (iv)(c) above;

then the Company shall pay to Parent a fee, in cash, of $140 million.

     If Parent or the Company terminates the Merger Agreement pursuant to clause
(vii) above, (y) on or prior to the date of the Parent Stockholders Meeting any person (including Parent but not including the Company) has made a public announcement with respect to a Parent Third Party Acquisition (as defined below) that directly or indirectly contemplates (or by its terms would require) the rejection by the stockholders of Parent of the Parent Stockholder Approval contemplated by the Merger Agreement, and (z) within 12 months following such termination, Parent, directly or indirectly, enters into an agreement with respect to a Parent Third Party Acquisition, or a Parent Third Party Acquisition occurs, then Parent shall pay to the Company a fee, in cash, of $140 million.

     "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of the Company by merger, tender offer or otherwise by any person or group of persons acting in concert other than Parent, Purchaser or any affiliate thereof (a "Third Party"); (ii) the acquisition by a Third Party of 50.0% or more of the assets of the Company and its subsidiaries, taken as a whole, in one transaction or a related series of transactions; (iii) the acquisition by a Third Party of beneficial ownership of 35.0% or more of the outstanding Shares in one transaction or a related series of transactions; or
(iv) the adoption by the Company of a plan of liquidation. "Parent Third Party Acquisition" means (i) the acquisition of Parent by merger, tender offer or otherwise by any person or group of persons acting in concert other than the Company or any affiliate thereof (a "Parent Third Party"); (ii) the acquisition by a Parent Third Party of 50.0% or more of the assets of Parent and its subsidiaries, taken as a whole, in one transaction or a related series of transactions; or (iii) the acquisition by a Parent Third Party of beneficial ownership of 35.0% or more of the outstanding shares of Parent Common Stock in one transaction or a related series of transactions unless immediately following such acquisition, the Haas Family Stockholders beneficially owns a greater percentage of the outstanding shares of Parent Common Stock than such Parent Third Party.

Confidentiality Agreement.

     The Company and Parent are also parties to a Confidentiality Agreement dated November 24, 1999 containing customary terms, including a standstill pension. The Confidentiality Agreement is filed as an exhibit to the Tender Offer Statement on Schedule 14D-1.

Employment Agreements.

     In connection with the execution of the Merger Agreement, S. Jay Stewart, the Chairman and Chief Executive Officer of the Company, has entered into a new employment agreement with Parent and the Company (the "Stewart Agreement"), which will replace his existing employment agreement with the Company ("Mr. Stewart's Current Employment Agreement") effective as of the Effective Time. Also in connection with the execution of the Merger Agreement, William E. Johnston, President and Chief Operating Officer of the Company, has entered into an amendment to his employment agreements with the Company.

     Pursuant to the Stewart Agreement, for a term of one year after the Effective Time of the Merger, Mr. Stewart will serve as a Vice Chairman and a member of the Board of Directors of Parent. He will be a full-time employee of Parent, will be entitled to participate in all employee benefit plans of Parent on the same basis as other senior executives of Parent, and will receive during the one-year term of the agreement cash compensation of $1.95 million (which represents the aggregate of his current annual base salary, his target annual bonus under the Company's 1999 fiscal year annual incentive plan and his target long-term incentive plan award for the award cycle that ends at the end of the Company's 1999 fiscal year). Mr. Stewart's Current Employment Agreement provides for certain severance benefits in the event that Mr. Stewart terminates his employment for "good reason" (as defined in Mr. Stewart's Current Employment Agreement), and consummation of the Offer or approval of the Merger by the Company's shareholders would constitute such "good reason." Pursuant to the Stewart Agreement, if Mr. Stewart's employment with Parent is terminated at any time after the Effective Time for any reason, Mr. Stewart will be entitled to receive severance benefits based upon those provided for under Mr. Stewart's Current Employment Agreement assuming that it would have been extended through its final termination date of September 30, 2003 (which is Mr. Stewart's mandatory retirement date). These severance benefits include $2.185 million in cash (which represents the annualized amount of cash severance, calculated based upon current compensation, to which he would be entitled under Mr. Stewart's Current Employment Agreement) per year from the date of termination through September 30, 2003 (prorated for partial years). The severance benefits Mr. Stewart will receive will also include continued welfare and fringe benefits and perquisites for the same period, pension benefits not less than he would have received had he remained employed during this period with compensation not less than his current compensation, and lifetime medical benefits for himself and his spouse not less favorable than those in effect currently for senior executives of the Company who are entitled pursuant to the Company's employment benefit plans to retire with full benefits. Mr. Stewart will also continue (as under Mr. Stewart's Current Employment Agreement) to be entitled to receive an additional payment to make him whole for any excise tax on "excess parachute payments" for which he may be liable.

     Pursuant to the amendment (the "Johnston Amendment") to Mr. Johnston's employment agreement, Mr. Johnston will be employed by Parent after the Merger as a Senior Vice President of Parent, a member of Parent's Executive Council and the principal operating officer of Parent and the Company in Chicago. Pursuant to Mr. Johnston's employment agreement, the consummation of the Offer or approval of the Merger by the Company's shareholders would each constitute a "change of control" triggering the effectiveness of the employment agreement for a three-year term. Upon consummation of the Merger, Mr. Johnston would have

"good reason" (as defined in Mr. Johnston's employment agreement) to terminate his employment by virtue of the change in his position. If he were to terminate his employment under such provision, Mr. Johnston would be entitled to receive certain severance benefits, including an amount in cash equal to three years' compensation (including base salary and annual and long-term bonuses), a pension amount representing the value of additional credits for these additional years and continued welfare benefits through the end of the term of his employment agreement. The Johnston Amendment provides that, upon consummation of the Merger, Mr. Johnston will receive a lump sum payment in cash equal to the cash severance benefits he would have received under his employment agreement absent the Johnston Amendment. In addition, following the termination of his employment for any reason during the term of his employment agreement, Mr. Johnston will receive the pension and welfare benefits provided for by his employment agreement. If his employment is terminated by Parent without "cause" or by Mr. Johnston for "good reason" (as defined in his employment agreement as modified by the Johnston Amendment) during the one-year period following the Effective Time, he will also receive cash severance pay (computed in the same manner as under his employment agreement) for the balance, if any, of such one-year period. The Johnston Amendment also makes clear that the supplemental executive retirement benefits to which Mr. Johnston is currently entitled will remain applicable after the Merger. Mr. Johnston will also continue (as under his employment agreement) to be entitled to receive an additional payment to make him whole for any excise tax on "excess parachute payments" for which he may be liable.

     Rights Plan Amendment. The Rights Agreement contains certain provisions that may delay, defer or prevent a takeover of the Company. In connection with the Merger Agreement, the Company and First Chicago Trust Company of New York entered into Amendment No. 1, dated as of January 31, 1999 (the "Rights Plan Amendment"), to the Rights Agreement. The Rights Plan Amendment provides, among other things, that the Rights will not become exercisable or separate from the related Shares as a result of the execution, delivery or performance of the Merger Agreement, the announcement or making of the Offer, the acquisition of Shares pursuant to the Offer or the Merger, the consummation of the Offer or the Merger or any other transactions contemplated by the Merger Agreement. The Rights Plan Amendment also provides that the Rights will expire immediately prior to the consummation of the Offer or, if the Offer is not consummated, the Merger. Pursuant to the Merger Agreement, the Company is not permitted to otherwise amend the Rights Agreement.

     13. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY; OTHER MATTERS.

     Purpose of the Offer and the Merger. The purpose of the Offer is to enable Parent, through Purchaser, to acquire a majority equity interest in the Company as a first step in consummating a business combination. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is for Parent to acquire all the Shares not purchased pursuant to the Offer and thereby accomplish the business combination. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Parent.

     Company Shareholder Approval. Under the IBCL and the Articles of Incorporation, the approval of the Company Board and the affirmative vote of the holders of a majority of all votes entitled to be cast by the outstanding Shares are required to adopt and approve the Merger Agreement and the Merger. The Company has represented in the Merger Agreement that the execution and delivery of the Merger Agreement by the Company and the consummation by the Company of the transactions contemplated by the Merger Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Merger and the Merger Agreement by the Company's shareholders in accordance with the IBCL. In addition, the Company has represented that the affirmative vote of the holders of a majority of all votes entitled to be cast by the outstanding Shares is the only vote of the holders of any class or series of the Company's capital stock which is necessary to approve the Merger Agreement and the transactions contemplated thereby, including the Merger. Therefore the only remaining required corporate action of the Company will be the approval of the Merger Agreement and the Merger by the affirmative vote of the holders of a majority of all votes entitled to be cast by the outstanding Shares. The Company has agreed in the Merger Agreement to, through the Company Board, duly call, give notice of, convene and hold a meeting of its shareholders as soon as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby. The Merger Agreement provides that Parent will cause Purchaser to be present, in person or by proxy at, and vote all of the Shares acquired by Purchaser pursuant to the Offer or otherwise owned by Parent or Purchaser in favor of the approval of the Merger Agreement at any such meeting. In the event that Parent, Purchaser and Parent's other subsidiaries acquire in the aggregate a majority of the Shares entitled to vote on the approval of the Merger and the Merger Agreement, they would have the ability to effect the Merger without the affirmative votes of any other shareholders.

     Parent Stockholder Approval. The proposed issuance of shares of Parent Common Stock in the Merger requires Parent stockholder approval under the NYSE rules as well as stockholder approval to amend the Certificate of Incorporation to increase the authorized Parent Common Stock. Under the DGCL and the Certificate of Incorporation, the Charter Amendment requires the affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock, voting as a class, and Parent Common Stock and Convertible Preferred Stock, voting together and not as separate classes. Under the rules of the NYSE, the issuance of shares of Parent Common Stock in the Merger requires the approval of a majority of the vote cast at a meeting at which there is a quorum by the holders of Parent Common Stock and Convertible Preferred Stock, voting together and not as separate classes. Parent has been advised by the Haas Family Stockholders, who beneficially own shares of Parent Common Stock constituting approximately 39% of the outstanding voting power of Parent as of January 29, 1999, that they support the transactions contemplated by the Merger Agreement.

     Parent agreed in the Merger Agreement that, acting through its Board of Directors, it will call and hold a meeting of its stockholders as soon as practicable following the consummation of the Offer for the purpose of considering and taking action on the issuance of the shares of Parent Common Stock and the Charter Amendment. Pursuant to the Merger Agreement, if following consummation of the Offer, the Parent Stockholders Approval is not obtained prior to the 45th day after the effectiveness of the Registration Statement relating to such meeting (subject to an extension for not more than 30 days if there exists an injunction or order restraining the holding of such meeting), the Parent Stockholder approvals will no longer be a condition to closing the Merger, and Parent and the Company shall be required to effect the Cash Alternative Structure. See Section 12.

     Dissenters' Rights. Holders of Shares do not have dissenters' rights as a result of the Offer.

     Rule 13e-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger would be effected within one year following consummation of the Offer and in the Merger shareholders would receive the same value per Share offered during the Offer. If Rule 13e-3 were applicable to the Merger, it would require, among other things, that certain financial information concerning the Company, and certain information relating to the fairness of the proposed transaction and the consideration offered to minority shareholders in such a transaction, be filed with the Commission and disclosed to minority shareholders prior to consummation of the transaction. The purchase of a substantial number of Shares pursuant to the Offer may result in the Company being able to terminate its Exchange Act registration, although Parent has no current intention to do so prior to the Effective Time. See Section 7. If such registration were terminated, Rule 13e-3 would be inapplicable to any such future Merger or such alternative transaction.

     Plans for the Company. Parent will continue to evaluate and review the Company and its business, assets, corporate structure, capitalization, operations, properties, policies, management and personnel with a view towards determining how to optimally realize any potential benefits which arise from the combination of the operations of the Company with those of Parent. Such evaluation and review is ongoing and is not expected to be completed until after the consummation of the Offer and the Merger. If, as and to the extent that Purchaser acquires control of the Company, Parent and Purchaser will complete such evaluation and review of the Company and will determine what, if any, changes would be desirable in light of the circumstances which then exist. Such changes could include, among other things, changes in the Company's business, corporate structure, Articles of Incorporation, By-Laws, capitalization or management or involve consolidating and streamlining certain operations and reorganizing other businesses and operations.

     Except as disclosed in this Offer to Purchase, and except as may be effected in connection with the integration of operations referred to above, neither Parent nor Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, or sale or transfer of a material amount of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's capitalization, corporate structure, business or composition of its management or the Company Board.

     14. DIVIDENDS AND DISTRIBUTIONS.

     If the Company should, on or after the date of the Merger Agreement (except as contemplated thereby), split, combine or otherwise reclassify the Parent Common Stock or the Shares or pay (or set a record date that is prior to the Effective Time with respect to) a stock dividend or other stock distribution in Parent Common Stock or the Shares or otherwise change the Parent Common Stock or the Shares into any other securities, or make any other such stock dividend or distribution with respect to the Parent Common Stock or the Shares in capital stock of Parent or the Company or of their respective subsidiaries in respect of the Parent Common Stock or the Shares, respectively, or disclose that it has taken any such action, then without prejudice to Purchaser's rights under
Section 15, Purchaser may make such adjustments to the Offer Price and other terms of the Offer as it deems appropriate to reflect such split, combination or other distribution or change.

     If, on or after the date of the Merger Agreement (except as contemplated thereby), the Company should declare or pay any cash or stock dividend (other than regular quarterly dividends with usual record and payment dates for dividends consistent with past practice, in an amount not to exceed $.13 per Share), or other distribution on, or issue any right with respect to, the Shares that is payable or distributable to shareholders of record on a date prior to the transfer to the name of Purchaser or the nominee or transferee of Purchaser on the Company's stock transfer records of such Shares that are purchased pursuant to the Offer, then without prejudice to Purchaser's rights under
Section 15, (a) the purchase price payable per Share by Purchaser pursuant to the Offer will be reduced to the extent any such dividend or distribution is payable in cash and (b) any noncash dividend, distribution (including additional Shares) or right received and held by a tendering shareholder will be required to be promptly remitted and transferred by the tendering shareholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance, Purchaser will, subject to applicable law, be entitled to all rights and privileges as owner of any such dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by Purchaser in its sole discretion.

     15. CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the Offer and subject to the terms of the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer, and may postpone the acceptance for payment or, subject to the restriction referred to above, payment for any Shares tendered pursuant to the Offer, and may amend or, not prior to the Final Expiration Date, terminate the Offer (whether or not any Shares have theretofore been purchased or paid for) if, prior to the expiration of the Offer, (i) a number of shares of Company Common Stock which, together with any Shares owned by Parent or Purchaser, constitutes at least a majority of the voting power (determined on a fully-diluted basis), on the date of purchase, of all the securities of the Company entitled to vote generally in the election of directors or on a merger shall not have been validly tendered and not properly withdrawn prior to the expiration of the Offer (the "Minimum Condition") or (ii) at any time on or after the date of the Merger Agreement and prior to the acceptance for payment of Shares, any of the following conditions occurs or has occurred and continues to exist:

          (a) there shall have been instituted and pending any suit, action, investigation or proceeding brought by any governmental authority before any federal or state court or any order or preliminary or permanent injunction shall have been entered in any action or proceeding before any federal or state court or governmental, administrative or regulatory authority or agency, or any other action shall have been taken, or statute, rule, regulation, legislation, judgment or order enacted, entered, enforced, promulgated, amended, issued or deemed applicable to Parent, Purchaser, the Company or any subsidiary or affiliate of Purchaser or the Company or the Offer or the Merger, by any legislative body, court, government or governmental, administrative or regulatory authority or agency which would reasonably be expected to have the effect of: (i) making illegal, materially delaying or otherwise restraining or prohibiting or making materially more costly the making of the Offer, the acceptance for payment of, or payment for, some of or all the Shares by Purchaser or any of its affiliates, the consummation of the Merger or materially delaying the Merger; (ii) prohibiting or materially limiting the ownership or operation by the Company or any of its subsidiaries or Parent, Purchaser or any of Parent's affiliates of all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and any of its subsidiaries, taken as a whole, or compelling Parent, Purchaser or any of Parent's subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company and any of its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, as a result of the transactions contemplated by the Offer or the Merger Agreement; (iii) imposing or confirming material limitations on the ability of Parent, Purchaser or any of Parent's affiliates effectively to acquire or hold or to exercise full rights of ownership of Shares, including but not limited to the right to vote any Shares acquired or owned by Parent or Purchaser or any of its affiliates on all matters properly presented to the shareholders of the Company, including but not limited to the adoption and approval of the Merger Agreement and the Merger or the right to vote any shares of capital stock of any subsidiary directly or indirectly owned by the Company; or (iv) requiring divestiture by Parent or Purchaser or any of their affiliates of any Shares, except, in the case of clauses (i) through (iv), where such events are consistent with or result from Parent's and the Company's obligations under Section 6.9 of the Merger Agreement ("Further Action; Reasonable Best Efforts");

          (b) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to Material Adverse Effect shall not be true and correct, or any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case as if such representations and warranties were made at the time of such determination (other than to the extent such representations and warranties are made as of a specified date, in which case, such representations and warranties shall not be so true and correct as of such date);

          (c) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement;

          (d) the Merger Agreement shall have been terminated in accordance with its terms or the Offer shall have been amended or terminated with the consent of the Company; or

          (e) (i) any waiting periods under the HSR Act shall have expired or been terminated and the EU Approval shall have been received, in each case to the extent applicable to the purchase of Shares pursuant to the Offer; and (ii) any applicable waiting periods applicable to the purchase of Shares pursuant to the Offer under any laws or regulations of any foreign jurisdiction in which either the Company or Parent (directly or through subsidiaries, in each case) has material assets or conducts material operations, shall not have expired or been terminated, or any regulatory approval applicable to the purchase of Shares pursuant to the Offer shall not have been obtained, other than such failures to obtain, expire, terminate or receive as would not have a Material Adverse Effect on Parent or the Company which, in the reasonable judgment of Purchaser with respect to each and every matter referred to above and regardless of the circumstances (including any action or inaction by Purchaser or any of its affiliates but subject to the terms of the Merger Agreement) giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment of or payment for Shares or to proceed with the Merger.

     The foregoing conditions are for the benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise to any such condition or may be waived by Purchaser in whole or in part at any time and from time to time in its sole discretion (subject to the terms of the Merger Agreement). The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

     16. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

     General. Except as described in this Section 16, based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company, neither Purchaser nor Parent is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by Parent or Purchaser pursuant to the Offer, the Merger or otherwise, or of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer, the Merger or otherwise. Should any such approval or other action be required, Purchaser and Parent presently contemplate that such approval or other action will be sought, except as described below under "-- State Antitakeover Statutes." While, except as otherwise described in this Offer to Purchase, Purchaser does not presently intend to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of, or other substantial conditions complied with, in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment, or pay for, any Shares tendered. See Section 15 for certain conditions to the Offer, including conditions with respect to governmental actions.

     State Antitakeover Statutes. Under Chapter 42 of the IBCL ("Chapter 42"), unless the articles of incorporation or the by-laws of an "issuing public corporation" (as defined below) provide that the provisions of Chapter 42 do not apply to acquisitions of shares of such issuing public corporation, an acquiring person, such as Purchaser, who makes a "control share acquisition" (as defined below) with respect to such issuing public corporation may not exercise voting rights pertaining to any "control shares" (as defined below) unless such rights are conferred by holders of a majority of the outstanding shares of voting stock of such issuing public corporation, excluding shares held by such acquiring person or any officer or employee director of such issuing public corporation ("interested shares"), at a meeting of the shareholders. Chapter 42 defines "issuing public corporation" generally as any corporation that has (i) 100 or more shareholders, (ii) its principal office or substantial assets within Indiana and (iii) more than 10% of its shareholders resident in Indiana, more than 10% of its shares owned by Indiana residents or 10,000 shareholders resident in Indiana. Chapter 42 defines "control shares" generally as an aggregate number of shares owned by a person or in respect of which the person may exercise or direct the exercise of the voting power of the issuing public corporation in an election of directors within any of the following ranges: (a) one-fifth or more but less than one-third, (b) one-third or more but less than a majority or (c) a majority or more. Chapter 42 defines a "control share acquisition" generally as the acquisition of either ownership or the power to direct the voting power of issued and outstanding control shares. The Company does not have its principal office or substantial assets within Indiana; accordingly, Chapter 42 of the IBCL is inapplicable to the Offer.

     Chapter 43 of the IBCL, in general, prohibits an Indiana corporation such as the Company from engaging in a "business combination" (defined as a variety of transactions, including mergers) with an "interested shareholder" (defined generally as a person that is the beneficial owner of 10% or more of a corporation's outstanding voting stock) for a period of five years following the date that such person became an interested shareholder unless, among other things, prior to the date such person became an interested shareholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder. The Company Board has approved the Merger Agreement and the Purchaser's acquisition of Shares pursuant to the Offer. Therefore, Chapter 43 of the IBCL is inapplicable to the Merger.

     Indiana also has a takeover offers statute that by its terms would be in applicable to the Offer because the Company does not have its principal place of business in Indiana.

     A number of states have adopted takeover laws and regulations that purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. In Edgar v. Mite Corp., the Supreme Court of the United States (the "Supreme Court") invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made certain corporate acquisitions more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining shareholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of shareholders in the state and were incorporated there. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court of Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

     Parent and Purchaser do not believe that the antitakeover laws and regulations of any state other than the State of Indiana will by their terms apply to the Offer, and, except as set forth above with respect to the IBCL, neither Parent nor Purchaser has attempted to comply with any state antitakeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state antitakeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or may be delayed in continuing or consummating the Offer or the Merger. In such case, Purchaser may not be obligated to accept for payment, or pay for, any Shares tendered pursuant to the Offer. See Section 15.

     United States Antitrust. The Offer and the Merger are subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the United States Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied.

     The rules promulgated by the FTC require the filing by each of Parent and the Company of a Notification and Report Form with respect to the Offer under the HSR Act. Parent expects to make the required filing as soon as practicable after the date hereof. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on the fifteenth day after the date Parent's form was filed unless early termination of the waiting period is granted. However, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material from Parent. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the tenth day after substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. In practice, complying with a request for additional information or documentary material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. The Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 15.

     The FTC and the Antitrust Division frequently scrutinize the legality under the Antitrust Laws (as defined below) of transactions such as Purchaser's acquisition of Shares pursuant to the Offer and the Merger. At any time before or after Purchaser's acquisition of Shares, the Antitrust Division or the FTC could take such action under the Antitrust Laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise seeking divestiture of Shares acquired by Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the Antitrust Laws under certain circumstances. Based upon an examination of publicly available information provided by the Company relating to the businesses in which the Company and its subsidiaries are engaged, Parent and Purchaser believe that the acquisition of Shares by Purchaser will not violate the Antitrust Laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 15 for certain conditions to the Offer, including conditions with respect to litigation and certain government actions.

     As used in this Offer to Purchase, "Antitrust Laws" shall mean and include the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

     European Union Antitrust. Parent and the Company each conduct substantial operations with the European Economic Area (the "EEA") and certain of the individual member states of the EEA. Council Regulation (EEC) No. 4064/89 of 21 December 1989 (the "Merger Regulation") and Article 57 of the EEA agreement require that concentrations with a "Community dimension" be notified to the European Commission for review and approval for compatibility with the common market prior to being put into effect. The Offer is be deemed to have a "Community dimension" if the combined aggregate worldwide turnover of Parent and the Company together exceeds ECU 5 billion, and if the aggregate Community-wide turnover of each of Parent and the Company exceed ECU 250 million, provided that both Parent and the Company do not receive more than two-thirds of their respective Community-wide turnover from the same member state.

Parent believes that the Offer will be considered to have a "Community dimension." If the Offer falls within the Merger Regulation, the European Commission, as opposed to the individual member states, has exclusive jurisdiction to review the Offer, subject to certain exceptions.

     Under the Merger Regulation, a concentration that meets the foregoing criteria requires the filing of a notification in a prescribed form with the European Commission. Parent expects to file the required notification in by mid-February 1999. Transactions subject to the filing requirements of the Merger Regulation are suspended automatically and may not be put into effect before notification, or until such time as they have been declared compatible with the common market. In the case of a public bid, the bidder may acquire shares of the target company during the suspension period, but may not vote such shares until after the end of the period unless the European Commission grants permission to do so in order to maintain the full value of the bidder's investment.

     The European Commission must review a proposed acquisition of which it has been notified to determine whether the proposed acquisition is compatible with the common market. An acquisition which does not create or strengthen a dominant position, as a result of which effective competition would be significantly impeded in the common market or in a substantial part of it, is compatible with the common market. In addition, where the parties to the concentration offer commitments to the European Commission during the initial one-month period in order to alleviate any serious doubts that the European Commission may have as to compatibility with the common market, the initial one-month period can be extended to six weeks. Where the European Commission finds that a proposed transaction raises serious doubts as to its compatibility with the common market, the European Commission may, within one month of receiving the notification, initiate proceedings to investigate the proposed transaction. Those proceedings may last a further four months. If the European Commission fails to reach a decision within either of these time periods, the transaction will be deemed to be compatible with the common market. If the European Commission declares that the transaction is incompatible with the common market, it may prevent the consummation of the transaction, order a divestiture if the transaction has already been consummated, or impose conditions or other obligations.

     Based upon an examination of publicly available information relating to the businesses in which Parent and its subsidiaries and the Company and its subsidiaries are engaged, Parent believes that the Offer is compatible with the common market under the Merger Regulation. Nevertheless, there can be no assurance that a challenge to the Offer will not be made pursuant to the Merger Regulation on the grounds that the Offer is not compatible with the common market or, alternatively, pursuant to the merger regulations of one or more of the various member states, or, if such a challenge is made, what the outcome will be. Any such challenge could impose conditions on the consummation of the Offer or otherwise require changes to the terms of the Offer, which could result in conditions to the Offer not being satisfied. See Section 15 for a discussion of certain conditions of the Offer, including conditions with respect to confirmation from the European Commission that the transactions contemplated by the Merger Agreement and the offering documents are compatible with the common market.

     Other Foreign Approvals. According to publicly available information, the Company conducts business in a number of other foreign countries and jurisdictions. In connection with the acquisition of the Shares pursuant to the Offer or the Merger, the laws of certain of those foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval or consent of, governmental authorities in such countries and jurisdictions. The governments in such countries and jurisdictions might attempt to impose additional conditions on the Company's operations conducted in such countries and jurisdictions as a result of the acquisitions of the Shares pursuant to the Offer or the Merger. If such approvals or consents are found to be required, the parties intend to make the appropriate filings and applications. In the event such a filing or applications is made for the requisite foreign approvals or consents, there can be no assurance that such approvals or consents will be granted and, if such approvals or consents are received, there can be no assurance as to the date of such approvals or consents. In addition, there can be no assurance that Purchaser will be able to cause the Company or its subsidiaries to satisfy or comply with such laws or that compliance or noncompliance will not have adverse consequences for the Company or any subsidiary after purchase of the Shares pursuant to the Offer or the Merger.

     17. FEES AND EXPENSES.

     Purchaser and Parent have retained D.F. King & Co., Inc. to serve as the Information Agent and EquiServe to serve as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by personal interview, mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, banks, trust companies and other nominees to forward the offering materials to beneficial holders. The Information Agent and the Depositary will receive reasonable and customary compensation for their services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with their services, including certain liabilities under the Federal securities laws.

     Parent has engaged Wasserstein Perella to act as its financial adviser and as the Dealer Manager. Pursuant to a letter agreement dated January 31, 1999, Parent has agreed to pay Wasserstein Perella for its services, including its services as Dealer Manager, (i) $250,000 upon the execution of such letter agreement (the "Upfront Fee"), (ii) $1 million upon execution of the Merger Agreement, (iii) $10 million upon completion of the Offer and (iv) $5.5 million at the Effective Time of the Merger (against which the Upfront Fee will be credited). Parent has also agreed to reimburse Wasserstein Perella for its reasonable out-of-pocket expenses related to its engagement, including the reasonable fees and expenses of its counsel, and to indemnify Wasserstein Perella against certain liabilities and expenses in connection with its services, including certain liabilities under Federal securities laws.

     Except as set forth above, neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person or entity in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for reasonable and customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

     18. MISCELLANEOUS.

     The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser shall make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state. In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdictions.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Purchaser and Parent have filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer. In addition, the Company has filed with the Commission the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, setting forth its recommendation with respect to the Offer and the reasons for its recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the same manner set forth in Section 8 of this Offer to Purchase (except that such material will not be available at the regional offices of the Commission).

                                          MORTON ACQUISITION CORP.

February 5, 1999

                                                                      SCHEDULE I

                 INFORMATION CONCERNING DIRECTORS AND EXECUTIVE
           OFFICERS OF PARENT AND PURCHASER AND CERTAIN OTHER PERSONS

     1. Directors and Executive Officers of Parent. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Parent. Unless otherwise indicated, each such person is a citizen of the United States of America and the business address of each such person is c/o Rohm and Haas Company, 100 Independence Mall West, Philadelphia, Pennsylvania 19106. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer at Parent for the past five years.

                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND ADDRESS                               MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----------------                               --------------------------------------------------
William J. Avery..........................  Director since 1997. Mr. Avery, chairman, chief executive officer and director of Crown Cork & Seal
                                            Company, Inc.
Daniel B. Burke...........................  Director since 1986. Mr. Burke, director of
                                            CapitalCities/ABC, Inc. until February 1996; chief
                                            executive officer, president and director of Capital
                                            Cities/ABC, Inc. from 1990 to 1994; director of
                                            Consolidated Rail Corporation, Darden Restaurants and
                                            Morgan Stanley, Dean Witter, Discover & Co.
Earl G. Graves............................  Director since 1984. Mr. Graves, chairman and chief executive officer of Earl G. Graves Ltd.; publisher and
                                            editor of Black Enterprise magazine; General Partner,
                                            Black Enterprise/ Greenwich Street Fund; chairman and
                                            chief executive officer of Pepsi-Cola of Washington,
                                            D.C., L.P. until 1999; director of Aetna Life and
                                            Casualty Company, AMR Corporation/American Airlines,
                                            Inc. and Federated Department Stores.
James A. Henderson........................  Director since 1989. Mr. Henderson, chairman, chief executive officer and director of Cummins Engine
                                            Company, Inc. since 1995; chief executive officer,
                                            president and director of Cummins Engine Company, Inc.
                                            from 1994 to 1995 and previously president, chief
                                            operating officer and director of Cummins Engine
                                            Company, Inc.; director of Ameritech Corporation,
                                            International Paper and Ryerson Tull, Inc.
John H. McArthur..........................  Director since 1977. Mr. McArthur, Senior Advisor to the
                                            President, World Bank Group; formerly dean of Harvard
                                            Business School until retirement in 1995; director of
                                            BCE, Inc., Cabot Corporation, Columbia/HCA Healthcare
                                            Corp., Glaxo Wellcome Inc., Glaxo Wellcome Plc., Springs
                                            Industries, Inc., The AES Corporation and Vincam Group,
                                            Inc. Mr. McArthur is a citizen of Canada.

                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND ADDRESS                               MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----------------                               --------------------------------------------------
Jorge P. Montoya..........................  Director since 1996. Mr. Montoya, President, Global Food
                                            & Beverage, The Procter & Gamble Company, and President,
                                            Procter & Gamble Latin America since January 1, 1999,
                                            previously executive vice president, The Procter &
                                            Gamble Company and president, Procter & Gamble Latin
                                            America 1995-1999; group vice president, The Procter &
                                            Gamble Company and president, Procter & Gamble Latin
                                            America from 1991 to 1995. Mr. Montoya is a citizen of
                                            Peru.
Sandra O. Moose...........................  Director since 1981. Dr. Moose, senior vice president and director of The Boston Consulting Group, Inc.;
                                            director of GTE Corporation and twenty-three investment
                                            companies sponsored by The New England Funds.
John P. Mulroney..........................  Director from 1982 through 1998. Mr. Mulroney, president and chief operating officer of Rohm and Haas from 1986
                                            until his retirement on December 31, 1998; director of
                                            Teradyne Inc. and Aluminum Company of America.
Gilbert S. Omenn..........................  Director since 1987. Dr. Omenn, executive vice president for medical affairs, The University of Michigan, CEO,
                                            The University of Michigan Health System and Professor
                                            of Internal Medicine, Human Genetics & Public Health
                                            since 1997; dean of the School of Public Health and
                                            Community Medicine at the University of Washington,
                                            Seattle and Professor of Medicine and of Environmental
                                            Health from 1982 until 1997; director of Amgen Inc.
Ronaldo H. Schmitz........................  Director since 1992. Dr. Schmitz, member of the Board of
                                            Managing Directors of Deutsche Bank AG since 1991; vice
                                            chairman of Supervisory Board of Bertelsmann AG and
                                            director of Glaxo Wellcome Plc. Mr. Schmitz is a citizen
                                            of Germany.
Alan Schriesheim..........................  Director since 1989. Dr. Schriesheim, director emeritus of Argonne National Laboratory since 1996; chief
                                            executive officer and director of Argonne National
                                            Laboratory from 1984 to 1996; director of HEICO
                                            Corporation.
Marna C. Whittington......................  Director since 1989. Dr. Whittington, chief operating officer, Morgan Stanley Institutions Investment
                                            Management since 1996; partner of the investment
                                            management firm of Miller, Anderson & Sherrerd from 1994
                                            until acquired by Morgan Stanley in 1996; director of
                                            Federated Department Stores.
J. Lawrence Wilson........................  Director since 1977. Mr. Wilson, chairman and chief executive officer of Rohm and Haas since 1988; director
                                            of Mead Corporation, The Vanguard Group of Investment
                                            Companies and Cummins Engine Company, Inc.
J. Michael Fitzpatrick....................  Director since 1999. Dr. Fitzpatrick, president and chief operating officer since 1999; vice president since
                                            1993; chief technology officer from 1996 through 1998;
                                            previously director of research from 1993 to 1995 and
                                            general manager of Rohm and Haas (UK) Limited and
                                            European regional business director for polymers and
                                            resins from 1990 to 1993.

                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND ADDRESS                               MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----------------                               --------------------------------------------------
Rajiv L. Gupta............................  Director since 1999. Mr. Gupta, vice chairman, vice president and regional director of Asia-Pacific from
                                            1993 through 1998; previously director of plastics
                                            additives from 1989 to 1993.
Bradley J. Bell...........................  Mr. Bell, Senior Vice President and Chief Financial
                                            Officer since 1999; vice president, chief financial
                                            officer and treasurer from 1997 to 1998; previously vice
                                            president and treasurer of Whirlpool Corporation from
                                            1987 to 1997.
Patrick R. Colau..........................  Dr. Colau, Senior Vice President and Director of the
                                            performance polymers business group since 1999; vice
                                            president 1995-1998; director of polymers and resins
                                            from 1996 through 1998; previously chief operating
                                            officer from 1994 to 1995 and chief executive officer
                                            from 1992 to 1994 of Shipley Company.
Nance K. Dicciani.........................  Dr. Dicciani, Senior Vice President, director of the specialty chemicals business group and director of the
                                            European Region since 1999; vice president 1993-1998;
                                            director of monomers and chairman of RohMax from 1996 to
                                            1998; previously director for petroleum chemicals from
                                            1991 to 1996.
Maria L. Guerin...........................  Dr. Guerin, Vice President and director of human resources since 1994.
Charles M. Tatum..........................  Dr. Tatum, Senior Vice President and Chief Technology
                                            Officer since 1999; vice president 1990-1998; director
                                            of plastics additives from 1994 through 1998; previously
                                            director of research from 1989 to 1994.
Robert P. Vogel...........................  Mr. Vogel, Vice President and General Counsel since
                                            1994.

     2. Directors and Executive Officers of Purchaser. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Purchaser. Each such person is a citizen of the United States of America, and the business address of each such person is c/o Rohm and Haas Company, 100 Independence Mall West, Philadelphia, Pennsylvania 19106.

                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND ADDRESS                               MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----------------                               --------------------------------------------------
Bradley J. Bell...........................  Director and Vice President and Treasurer of Purchaser
                                            since 1999. See Part 1 of the Schedule I.
Rajiv L. Gupta............................  Director and President of Purchaser since 1999. See Part
                                            1 of this Schedule I.
J. Lawrence Wilson........................  Director and Chairman of Purchaser since 1999. See Part
                                            1 of this Schedule I.
Robert P. Vogel...........................  Vice President of Purchaser since 1999. See Part 1 of this Schedule I.
Gail P. Granoff...........................  Secretary and Assistant Treasurer since 1999. Corporate
                                            Secretary and Assistant General Counsel for Parent.

     3. Certain Stockholders. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past years, of the following persons. Each such person is a citizen of the United States of America and unless otherwise indicated, the business address of each such person is c/o Rohm and Haas Company, 100 Independence Mall West, Philadelphia, Pennsylvania 19106.

                                                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND ADDRESS                                         MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----------------                                         --------------------------------------------------
John C. Haas.........................................    Mr. Haas, is a retired officer and director of
                                                         Parent.
John O. Haas.........................................    Mr. Haas, is a librarian.
425 Lombard Street
Philadelphia, Pennsylvania 19147
William D. Haas......................................    Mr. Haas, is a schoolteacher.
P.O. Box 125
Bear Creek, Pennsylvania 18602
Thomas W. Haas.......................................    Mr. Haas, is a corporate trustee of the William
583 Bay Road                                             Penn Foundation, a certified flight instructor and
Durham, New Hampshire 03824                              is involved in other philanthropic work.

Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at the applicable address set forth below:

                        The Depositary for the Offer is:

                                   EQUISERVE

           By Mail:                        By Hand:                 By Federal Express or
                                                                        other Courier:
          EquiServe                       EquiServe                       EquiServe
      Corporate Actions           c/o Securities Transfer &           Corporate Actions
          Suite 4660               Reporting Services Inc.                Suite 4680
        P.O. Box 2569              Attn: Corporate Actions        14 Wall Street, 8th Floor
  Jersey City, NJ 07303-2569     100 William Street, Galleria         New York, NY 10005
                                      New York, NY 10038
    Facsimile Transmission                                         Telephone to Confirm Fax
      (201) 222-4720 or                                                 (201) 222-4707
        (201) 222-4721

     Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the other tender offer materials may be directed to the Information Agent or the Dealer Manager at the addresses and telephone numbers set forth below. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D. F. KING & CO., INC.
                                77 Water Street
                               New York, NY 10005
                 Banks and Brokers Call Collect: (212) 269-5550
                   ALL OTHERS CALL TOLL FREE: (800) 431-9633

                      The Dealer Manager for the Offer is:

                        WASSERSTEIN PERELLA & CO., INC.
                              31 West 52nd Street
                               New York, NY 10019
                          Call Collect: (212) 969-2700